Exhibit 4.1

$500,000,000
CREDIT AGREEMENT

among

MAGELLAN RX MANAGEMENT, INC.,
as Borrower,

MAGELLAN HEALTH, INC.,
VARIOUS LENDERS

and

CITIBANK, N.A.,
as Administrative Agent

Dated as of July 23, 2014

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
U.S. BANK NATIONAL ASSOCIATION, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

FIFTH THIRD BANK and
SUNTRUST BANK,

as Co-Documentation Agents,

and

CITIGROUP GLOBAL MARKETS INC.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
U.S. BANK NATIONAL ASSOCIATION, and
WELLS FARGO SECURITIES, LLC,
as JOINT LEAD ARRANGERS and
JOINT BOOKRUNNERS

5.06	Adverse Change, Approvals	34
5.07	Litigation	34
5.08	[Reserved]	35
5.09	Guaranties	35
5.10	[Reserved]	35
5.11	Financial Statements	35
5.12	Solvency Certificate	35
5.13	Fees, etc.	35
5.14	Patriot Act	35

Section 6.	Conditions Precedent to All Credit Events	35

6.01	No Default; Representations and Warranties	35
6.02	Notice of Borrowing; Letter of Credit Request	36

Section 7.	Representations, Warranties and Agreements	36

7.01	Organizational Status	36
7.02	Power and Authority	36
7.03	No Violation	37
7.04	Approvals	37
7.05	Financial Statements; No Material Adverse Effect	37
7.06	Litigation	38
7.07	True and Complete Disclosure	38
7.08	Margin Regulations	38
7.09	Tax Returns and Payments	39
7.10	Compliance with ERISA	39
7.11	[Reserved]	40
7.12	Properties	40
7.13	[Reserved]	40
7.14	Subsidiaries; etc.	40
7.15	Compliance with Statutes, etc.	40
7.16	Investment Company Act	41
7.17	[Reserved]	41
7.18	Labor Relations	41
7.19	[Reserved]	41
7.20	[Reserved]	41
7.21	Reserved	41
7.22	Subordination	41
7.23	Anti-Corruption Laws and Sanctions	41

Section 8.	Affirmative Covenants	42

8.01	Information Covenants	42
8.02	Books, Records and Inspections; Annual Meetings	43
8.03	Maintenance of Property; Insurance	44
8.04	Existence; Franchises	44
8.05	Compliance with Statutes, etc.	44
8.06	[Reserved]	44
8.07	ERISA	44

8.08	End of Fiscal Years; Fiscal Quarters	45
8.09	Performance of Obligations	45
8.10	Payment of Taxes	45
8.11	Use of Proceeds	45
8.12	Further Assurances; etc.	45

Section 9.	Negative Covenants	46

9.01	Liens	46
9.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	49
9.03	Dividends	51
9.04	Indebtedness	52
9.05	Advances, Investments and Loans	54
9.06	Transactions with Affiliates	57
9.07	[Reserved]	58
9.08	Consolidated Interest Coverage Ratio	58
9.09	Total Leverage Ratio	58
9.10	Limitations on Payments of Permitted Subordinated Debt; Modifications of Certificate of Incorporation, By-Laws and Documents Governing Permitted Subordinated Debt	58
9.11	Use of Proceeds	59
9.12	Business, etc.	59

Section 10.	Events of Default	59

10.01	Payments	59
10.02	Representations, etc.	60
10.03	Covenants	60
10.04	Default Under Other Agreements	60
10.05	Bankruptcy, etc.	60
10.06	ERISA	61
10.07	[Reserved]	61
10.08	Guaranty	61
10.09	Judgments	62
10.10	Change of Control	62

Section 11.	Defined Terms	62

Section 12.	The Administrative Agent	87

12.01	Appointment	87
12.02	Nature of Duties	87
12.03	Lack of Reliance on the Administrative Agent	88
12.04	Certain Rights of the Administrative Agent	88
12.05	Reliance	88
12.06	Indemnification	88
12.07	The Administrative Agent in its Individual Capacity	89
12.08	Holders	89
12.09	Resignation by the Administrative Agent	89

Section 13.	Miscellaneous	90

13.01	Payment of Expenses, etc.	90
13.02	Right of Setoff	91
13.03	Notices; Platform	92
13.04	Benefit of Agreement; Assignments; Participations	93
13.05	No Waiver; Remedies Cumulative	96
13.06	Payments Pro Rata	96
13.07	Calculations; Computations	97
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	97
13.09	Counterparts	98
13.10	Effectiveness	98
13.11	Headings Descriptive	99
13.12	Amendment or Waiver; etc.	99
13.13	Survival	101
13.14	Domicile of Loans	101
13.15	Register	101
13.16	Confidentiality	102
13.17	No Fiduciary Duty	102
13.18	Patriot Act	103

SCHEDULES

SCHEDULE I	—	Commitments
SCHEDULE II	—	Existing Letters of Credit
SCHEDULE III	—	Fronting Sublimit
SCHEDULE IV	—	[Reserved]
SCHEDULE V	—	Subsidiaries
SCHEDULE VI	—	Existing Indebtedness
SCHEDULE VII	—	[Reserved]
SCHEDULE VIII	—	Existing Liens
SCHEDULE IX	—	Existing Investments
SCHEDULE X	—	Certain Tax Matters

EXHIBITS

EXHIBIT A-1	—	Notice of Borrowing
EXHIBIT A-2	—	Notice of Conversion/Continuation
EXHIBIT B-1	—	Revolving Note
EXHIBIT B-2	—	Swingline Note
EXHIBIT B-3	—	Term Note
EXHIBIT C	—	Letter of Credit Request
EXHIBIT D-1	—	Section 4.04(c)(ii) Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-2	—	Section 4.04(c)(ii) Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-3	—	Section 4.04(c)(ii) Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-4	—	Section 4.04(c)(ii) Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E	—	[Reserved]
EXHIBIT F	—	Officers’ Certificate
EXHIBIT G	—	[Reserved]
EXHIBIT H	—	Guaranty
EXHIBIT I	—	[Reserved]
EXHIBIT J	—	Solvency Certificate
EXHIBIT K	—	Compliance Certificate
EXHIBIT L	—	Assignment and Assumption Agreement

v

CREDIT AGREEMENT, dated as of July 23, 2014, among MAGELLAN RX MANAGEMENT, INC., a Delaware corporation (the “Borrower”), MAGELLAN HEALTH, INC., a Delaware corporation (“Magellan”), the Lenders party hereto from time to time, and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide (x) Revolving Loan Commitments hereunder in an initial aggregate principal amount of $250,000,000 and (y) Term Loan Commitments hereunder in an initial aggregate principal amount of $250,000,000; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

Section 1.                                           Amount and Terms of Credit.

1.01                        The Commitments.  (a) (i) Subject to and upon the terms and conditions set forth herein, each Revolving Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Revolving Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Revolving Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Revolving Lender at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding, when added to (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, the Total Revolving Loan Commitment at such time.

(ii)                                  Subject to and upon the terms and conditions set forth herein, each Term Lender severally agrees to make, on or prior to September 30, 2014, a single term loan (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower in an aggregate principal amount not to exceed such Term’s Lender respective Term Loan Commitment, which Term Loans (i) shall be denominated in Dollars and (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided that all Term Loans comprising the same Term Borrowing shall at all times be of the same Type (it being understood that multiple simultaneous Term Borrowings may be made on the same date).  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b)                                 Subject to and upon the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans (exclusive of Revolving Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) then outstanding and the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 1.01(b), (i) the Swingline Lender shall not make any Swingline Loans at a time when a Lender Default exists with respect to any Revolving Lender unless (x) the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s obligation to purchase participations in outstanding Swingline Loans pursuant to Section 1.01(c), including by cash collateralizing such Defaulting Lender’s RL Percentage of the outstanding Swingline Loans and/or (y) the reallocation contemplated by Section 4.02(A)(e)(i) shall have been effected to the extent necessary to eliminate such risk, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Revolving Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Revolving Lenders.

(c)                                  On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Revolving Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Base Rate Loans hereunder for each day thereafter.

1.02                        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Revolving Loans, Swingline Loans and Term Loans shall not be less than the Minimum Borrowing Amount applicable to such Loans.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than fifteen Borrowings of Eurodollar Loans in the aggregate.

1.03                        Notice of Borrowing.  (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day.  Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of

Exhibit A-1, appropriately completed to specify:  (i) whether such Borrowing is a Term Borrowing or a Revolving Borrowing, (ii) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender of the applicable Class notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                                 (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)                                  Mandatory Borrowings shall be made upon the notice specified in Section 1.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(c).

(c)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

1.04                        Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(c)), each applicable Lender will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will (if it elects to do so) make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the applicable Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly (but in any event within one Business Day thereafter) pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08.  Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05                        Notes.  (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”), (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”) and (iii) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”).

(b)                                 (x) The Revolving Note issued to each Revolving Lender shall (i) be executed by the Borrower, (ii) be payable to such Revolving Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Revolving Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Revolving Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(y)                                 The Term Note issued to each Term Lender shall (i) be executed by the Borrower, (ii) be payable to such Term Lender or its registered assigns and be dated the Term Loan Funding Date (or, if issued after the Term Loan Funding Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Term Loans funded by such Term Lender and be payable in the outstanding principal amount of the Term Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)                                 Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(e)                                  Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender, at the Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06                        Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans or Term Loans made pursuant to one or more Borrowings of one Type of Revolving Loans into a Borrowing of another Type of Revolving Loans or Term Loans, provided that (i) except as otherwise provided in Section 1.10(b),

Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if (x) a Default or an Event of Default under Section 10.05 is in existence on the date of the conversion or (y) any other Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has received instructions from the Required Lenders to that effect, and (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York time) at least three Business Days prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify (A) the Revolving Loans and/or Term Loans to be so converted, (B) the Borrowing or Borrowings pursuant to which such Loans were incurred and, (C) in the case of a conversion into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender of the applicable Class prompt notice of any such proposed conversion affecting any of its Loans.  Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.  Swingline Loans may not be converted pursuant to this Section 1.06.

1.07                        Pro Rata Borrowings.  All Borrowings of Revolving Loans (including Mandatory Borrowings) under this Agreement shall be incurred from the Revolving Lenders pro rata on the basis of their RL Percentages.  All Borrowings of Term Loans under this Agreement shall be incurred from the Term Lenders pro rata on the basis of their respective Term Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.08                        Interest.  (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin as in effect from time to time plus the Base Rate as in effect from time to time.

(b)                                 The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)                                  During the continuance of a Specified Default, principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time.  Interest that accrues under this Section 1.08(c) shall be payable on demand.

(d)                                 Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                                  Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09                        Interest Periods for Eurodollar Loans.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the Interest Period applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period (or if deposits of a corresponding maturity are available to all Lenders in the London interbank market, a one week or twelve month period), provided that (in each case):

(i)                                     all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)                                  the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)                               if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)                                 no Interest Period may be selected at any time when (x) a Default or an Event of Default under Section 10.05 is then in existence or (y) any other Default or Event of Default is then in existence and the Administrative Agent has received instructions from the Required Lenders to that effect; and

(vi)                              no Interest Period in respect of any Borrowing of any Eurodollar Loans shall be selected which extends beyond the Maturity Date.

If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10                        Increased Costs, Illegality, etc.  (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                                     on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any Change in Law after the Effective Date, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for (x) taxes with respect to which additional amounts are paid pursuant to Section 4.04, (y) changes in the rate of tax on, or determined by reference to, the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax) of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (z) taxes under FATCA or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y)

impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c)                                  If any Lender determines that any Change in Law after the date on which it became a Lender hereunder, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments or Loans hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such

Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

1.11                        Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, liabilities and reasonable expenses (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b) or (v) as a consequence of the assignment of a Eurodollar Loan as a result of the request of the Borrower pursuant to Section 1.13; provided that this Section 1.11 shall not apply to any scheduled repayment of Term Loans made pursuant to Section 4.02(B). Any Lender’s determination of compensation owing to it under this Section 1.11 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

1.12                        Change of Lending Office.  Each Lender and Issuing Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender or Issuing Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender or Issuing Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that (x) such designation is made on such terms that such Lender or Issuing Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section and (y) the Borrower hereby agrees to pay all reasonable costs and expenses (if any) incurred by any Lender in connection with such designation or assignment.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender or Issuing Lender provided in Sections 1.10, 2.06 and 4.04.

1.13                        Replacement of Lenders.  (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent (each such Lender which is replaced by a Replacement Lender is referred to herein as a “Replaced Lender”); provided that:

(i)                                     at the time of any replacement pursuant to this Section 1.13, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire the Commitment (if any) of, all outstanding Loans owing to, and participations in Letters of Credit (if any) by, the Replaced Lender and in connection therewith, (I) the Replacement Lender shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the aggregate principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender, (2) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender (if any), together with all then accrued and unpaid interest with respect thereto at such time, and (3) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01 and (II) in the case of a Replaced Lender that is a Revolving Lender, the Replacement Lender shall pay to (x) each Issuing Lender in respect thereof an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, together with all then accrued and unpaid interest with respect thereto at such time, and (y) the Swingline Lender in respect thereof an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender, together with all then accrued and unpaid interest with respect thereto at such time; and

(ii)                                  all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 1.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 1.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the

Replacement Lender, delivery to the Replacement Lender of the appropriate Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender.

1.14                        Increased Commitments; Additional Lenders.  (a) From time to time subsequent to the Effective Date, the Borrower may, upon at least 10 Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to (x) increase the Total Revolving Loan Commitment hereunder (the amount of any such increase, the “Increased Revolving Loan Commitments”, and the loans made pursuant thereto, the “Increased Revolving Loans”) and/or (y) add one or more (but no more than five) additional term facilities hereunder (the amount of any such facility, the “Increased Term Loan Commitments”, and the loans made pursuant thereto, the “Increased Term Loans”; the Increased Revolving Loan Commitments together with the Increased Term Commitments, the “Increased Commitments”), in each case in minimum increments of $5,000,000.  The Borrower may, in its sole discretion, designate one or more of the existing Lenders or other Eligible Transferees reasonably satisfactory to the Administrative Agent and the Borrower (and, in the case of any Increased Revolving Loan Commitment, the Swingline Lender and each Issuing Lender), which at the time agree, in such Person’s sole discretion, to (i) in the case of any such Person that is an existing Revolving Lender, increase its Revolving Loan Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement as a Revolving Lender and/or Term Lender, as the case may be. The sum of the increases in the Revolving Loan Commitments of the existing Lenders pursuant to this subsection (a) plus the Revolving Loan Commitments of the Additional Lenders shall not in the aggregate exceed the requested amount of such Increased Revolving Loan Commitments.  The Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the requested amount of such Increased Term Loan Commitments.

(b)                                 Any Increased Commitments incurred pursuant to this Section 1.14 shall be subject to satisfaction of the following conditions:

(i)                                     at the time of the effectiveness of such Increased Commitments and also after giving effect thereto, there shall exist no Default or Event of Default;

(ii)                                  at the time of the effectiveness of such Increased Commitments and also after giving effect thereto, all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such increase (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(iii)                               at the time of the effectiveness of such Increased Commitments, the Borrower shall have made calculations with respect to the financial covenants in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if such Increased Commitments occurred on the first day of such Calculation Period and assuming that the full amount of such Increased Commitments had been drawn, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period;

(iv)                              after giving effect to such Increased Commitments, the aggregate amount of all Increased Commitments made pursuant to this Section 1.14 shall not exceed $200,000,000;

(v)                                 the Increased Commitments shall have the same guarantees as the existing Commitments and Loans;

(vi)                              the Term Loans made pursuant to any Increased Term Loan Commitment shall have terms identical to the existing Term Loans (including, for the avoidance of doubt, with respect to maturity date and interest rate margins, but excluding any upfront fees or original issue discount); and

(vii)                           the Borrower shall deliver to the Administrative Agent a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (v) inclusive or clauses (i) through (vi) inclusive, as applicable, and containing the calculations (in reasonable detail) required by preceding clauses (iii) and (iv).

(c)                                  An increase in the Total Revolving Loan Commitment pursuant to this Section 1.14 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent (an “Incremental Revolving Commitment Agreement”) signed by the Borrower, by each Additional Lender providing an Increased Revolving Commitment, by each other Lender whose Revolving Loan Commitment is to be increased and by the Administrative Agent, setting forth the new Revolving Loan Commitments of such Lenders and setting forth the agreement of each such Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Revolving Loan Commitments and such opinions of counsel for the Borrower with respect to the Increased Revolving Loan Commitments as the Administrative Agent may reasonably request.

(d)                                 An Increased Term Loan Commitment pursuant to this Section 1.14 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent (an “Incremental Term Commitment Agreement”) signed by the Borrower, by each Additional Lender providing an Increased Term Commitment and by the Administrative Agent, setting forth the Increased Term Loan Commitments of such Lenders and setting forth the agreement of each such Additional Term Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Term Loan Commitments and such opinions of counsel for the Borrower with respect to the Increased Term Loan Commitments as the Administrative Agent may reasonably request.

(e)                                  Any Incremental Commitment Agreement may, without consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 1.14, including any amendments necessary to establish the Increased Term Loans and/or Increased Term Commitments as a new Class or tranche of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche, in each case on terms consistent with this Section 1.14.

(f)                                   Upon any increase in the Total Revolving Loan Commitment pursuant to this Section 1.14 that is not pro rata among all Revolving Lenders, at the end of the then current Interest Period with respect thereto, the Borrower shall prepay all outstanding Revolving Loans in their entirety, together with accrued and unpaid interest, fees and other amounts (including all amounts owing, if any, pursuant to Section 1.11) and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 6, the Borrower shall reborrow Revolving Loans from the Revolving Lenders in proportion to their respective Revolving Loan Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Revolving Lenders in such proportion.  Effective upon such increase, the amount of the participations held by each Revolving Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Revolving Lenders shall hold participations in each such Letter of Credit in the proportion its respective Revolving Loan Commitment bears to the Total Revolving Loan Commitment after giving effect to such increase.

1.15                        Extension of Revolving Loan Commitments.

(a)                                 The Borrower may, by notice to the Administrative Agent given not less than 45 days and not more than 90 days prior to any anniversary of the Effective Date, request (a “Maturity Date Extension Request”), that the Revolving Lenders extend the Maturity Date in respect of Revolving Loan Commitments and outstanding Revolving Loans for an additional one-year period from the then existing Maturity Date.  Each Revolving Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 30 days prior to any anniversary of the Effective Date, advise the Borrower whether or not it agrees to the requested extension (each Revolving Lender agreeing to a requested extension being called a “Consenting Revolving Lender” and each Revolving Lender declining to agree to a requested extension being called a “Declining Revolving Lender”). Any Revolving Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Revolving Lender.

(b)                                 Subject to paragraphs (c) and (d) below, the Borrower shall have the right on or before the Maturity Date in effect prior to the requested extension (the “Existing Maturity Date”), at its own expense, to require any Declining Revolving Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 13.04) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Declining Revolving Lender, which may include any Lender which agrees to accept such transfer and assignment (each an “Additional Commitment

Lender”), provided that (v) the Consenting Revolving Lenders will have the right to increase their Revolving Loan Commitments up to the amount of the Declining Revolving Lenders’ Revolving Loan Commitments before the Borrower will be permitted to substitute any other financial institutions for the Declining Revolving Lenders, (w) such Additional Commitment Lender shall have agreed to extend the Maturity Date, (x) such Additional Commitment Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Borrower (such approvals not to be unreasonably withheld), (y) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing Maturity Date) and (z) the Additional Commitment Lender shall pay to such Declining Revolving Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Revolving Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

(c)                                  If Lenders constituting the Required Revolving Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Revolving Lenders and any Additional Commitment Lenders, be extended for an additional one year from the then existing Maturity Date and each Additional Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement. The Revolving Loan Commitment of any Declining Revolving Lender shall terminate on the Existing Maturity Date. The principal amount of any outstanding Revolving Loans made by Declining Revolving Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Revolving Lenders, shall be due and payable on the Existing Maturity Date.

(d)                                 Notwithstanding the foregoing, no extension of the Maturity Date shall become effective unless, on the date of extension of the Maturity Date (the “Extension Date”) the conditions set forth in Sections 6.01 and 6.02 shall be satisfied or waived (with all references in such paragraphs to a Borrowing being deemed to be references to the Extension Date) and the Administrative Agent shall have received a certificate to that effect dated such Extension Date and executed by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of Magellan.

(e)                                  The Maturity Date shall not be extended (x) more than two times during the term of this Agreement and (y) more than one time in any calendar year (and, for the avoidance of doubt, the Maturity Date may only be extended for a maximum of two additional one-year periods).

(f)                                   If as a result of any extension of the Maturity Date in accordance with this Section 1.15 there is more than one Maturity Date for Revolving Loan Commitments in effect at any time, the Borrower and the Administrative Agent may make such amendments to this Agreement as may be necessary to ensure the pro rata treatment in respect of all Revolving Borrowings and Revolving Loans hereunder.

Section 2.                                           Letters of Credit.

2.01                        Letters of Credit.  (a) Subject to and upon the terms and conditions set forth herein, the Borrower or Magellan may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 5th Business Day prior to the Maturity Date, for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of Magellan or any of its Subsidiaries, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b)                                 Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 5th Business Day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)                                     any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)                                  such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).

(c)                                  The amendment, extension or renewal of a Letter of Credit or a request from the Borrower or Magellan therefor shall for purposes of this Agreement be deemed the issuance (or request therefor) of a Letter of Credit as so amended, extended or renewed.

(d)                                 All Existing Letters of Credit shall be deemed to have been issued as Letters of Credit hereunder and shall constitute Letters of Credit for all purposes of this Agreement and the other Credit Documents.  Notwithstanding the fact that any Existing Letter of Credit is for the account of Magellan Healthcare, Inc. (f/k/a/ Magellan Behavioral Health, Inc.), it shall be deemed a Letter of Credit hereunder and the provisions hereof shall be applicable to such Letter of Credit as if Magellan Healthcare, Inc. were the Borrower, mutatis mutandis.

2.02                        Maximum Letter of Credit Outstandings; Final Maturities; etc.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed, when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings in respect of Letters of Credit which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the Maximum Letter of Credit Amount, (iii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings under Letters of Credit issued by any Issuing Lender (exclusive of Unpaid Drawings in respect of Letters of Credit which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed such Issuing Lender’s Fronting Sublimit and (iv) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the one year anniversary of the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) the one year anniversary of the Maturity Date.

2.03                        Letter of Credit Requests; Minimum Stated Amount.  (a) Whenever the Borrower or Magellan desires that a Letter of Credit be issued for its account, the Borrower or Magellan, as the case may be, shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”) to specify:  (i) the name of the respective Issuing Lender thereof; (ii) the date of issuance of such Letter of Credit (which shall be a Business Day); (iii) the initial Stated Amount of such Letter of Credit; (iv) the beneficiary of such Letter of Credit and the L/C Supportable Obligations to be supported thereby; and (v) the stated expiration date of such Letter of Credit.

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower or Magellan, as applicable, to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02.  Unless the respective Issuing Lender has received notice from the Borrower, Magellan, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower or Magellan, as applicable, in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a Revolving Lender, no Issuing Lender shall be required to issue any Letter of Credit unless (x) such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by such Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the respective Letter of Credit Outstandings and/or (y) the reallocation contemplated by Section 4.02(A)(e)(i) shall have been effected to the extent necessary to eliminate such risk.

(d)                                 The initial Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.

2.04                        Letter of Credit Participations.  (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender (in its capacity under Section 2.03(b) and under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any guaranty pertaining thereto.  Upon any change in the RL Percentages of the Revolving Lenders pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the respective Revolving Lender or Revolving Lenders.

(b)                                 In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Revolving Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)                                  (i) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each relevant Participant of such failure, and each such Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL

Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any such Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any such other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no such Participant shall be responsible for the failure of any such other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)                                 Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the respective Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all such Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the funding of the respective participations.

(e)                                  Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)                                   The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, setoff, defense or other right which Magellan or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Magellan or any Subsidiary of Magellan and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default.

2.05                        Agreement to Repay Letter of Credit Drawings.  (a) Subject to the provisions of Section 2.05(b) below, the Borrower agrees to reimburse each Issuing Lender, by making payment to such Issuing Lender for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin with respect to Revolving Loans as in effect from time to time for Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Base Rate Loans plus 2.00%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower and the Administrative Agent prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)                                 The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Magellan or any of its Subsidiaries may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.06                        Increased Costs.  If at any time after the Effective Date, any Change in Law shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for (x) taxes with respect to which additional amounts are paid pursuant to Section 4.04 or (y) changes in the rate of tax on, or determined by reference to, the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax) of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

2.07                        Resignation of Issuing Lender.  (a) If at any time an Issuing Lender has no Revolving Loan Commitment, such Issuing Lender may resign from the performance of all its respective functions and duties as Issuing Lender hereunder by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower.  Such resignation shall become effective on the date specified in such notice and, upon such effectiveness, such Issuing Lender (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued or deemed issued by it hereunder prior to the date of such resignation.

(b)                                 Upon a resignation of an Issuing Lender pursuant to this Section 2.07, the resigning Issuing Lender shall remain indemnified to the extent provided in this Agreement and the other Credit Documents for all of its actions and inactions while serving as an Issuing Lender.

Section 3.                                           Commitment Commission; Fees; Reductions of Commitment.

3.01                        Fees.  (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Revolving Lender that is a Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Maturity Date (or such earlier date on which the Total Revolving Loan

Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Percentage on the daily average Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)                                 The Borrower agrees to pay to the Administrative Agent for distribution to each Revolving Lender (based on each such Revolving Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)                                  The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment, upon which no Letters of Credit remain outstanding.

(d)                                 The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment or extension to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)                                  The Borrower agrees to pay to the Administrative Agent (and/or its respective affiliates) and to the Joint Lead Arrangers such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent (and/or its respective affiliates) or the Joint Lead Arrangers.

3.02                        Voluntary Termination of Commitments.

(a)                                 Voluntary Termination of Unutilized Revolving Loan Commitments.

(i)                                     Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part in an integral multiple of $1,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Revolving Lender. Each notice delivered by the Borrower pursuant to this Section 3.02(a)(i) shall be irrevocable; provided that a notice of termination of the Total Revolving Loan Commitment then outstanding may state that such notice is conditioned upon the receipt of proceeds from the incurrence or issuance of Indebtedness or equity interests or the effectiveness of other credit facilities.

(ii)                                  In the event of a refusal by a Revolving Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the Revolving Loan Commitment of such Revolving Lender as provided in Section 13.12(b), so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Revolving Lender (including all amounts, if any, owing pursuant to Section 1.11) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Revolving Lender’s RL Percentage of all outstanding Letters of Credit are cash collateralized by the Borrower in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Revolving Lender shall no longer constitute a “Revolving Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such repaid Revolving Lender.

(b)                                 Voluntary Termination of Term Loan Commitments.  Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Term Lenders), the Borrower shall have the right, from and after the Effective Date until the Term Loan Funding Date, without premium or penalty, to terminate the Term Loan Commitments in whole, or reduce the Term Loan Commitments in part in an integral multiple of $1,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Term Loan Commitment of each Term Lender. Each notice delivered by the Borrower pursuant to this Section 3.02(b) shall be irrevocable.

3.03                        Mandatory Reduction of Commitments.  (a) The Term Loan Commitments shall be automatically reduced to zero on the earlier of (x) the Term Loan Funding Date (immediately after giving effect to the borrowing of Term Loans on such date) and (y) September 30, 2014.

(b)                                 In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the earlier of (i) the Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

(c)                                  [Reserved].

(d)                                 Each reduction to the Total Revolving Loan Commitment pursuant to this Section 3.03 shall be applied to proportionately reduce the Revolving Loan Commitment of each Revolving Lender.

Section 4.                                           Prepayments; Payments; Taxes.

4.01                        Voluntary Prepayments.  (a) The Borrower shall have the right to prepay the Loans comprising the same Borrowing, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders of the applicable Class; (ii) (x) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Term Loans made pursuant to a Term Borrowing shall be applied pro rata among the Term Loans and (iv) each prepayment pursuant to this Section 4.01(a) in respect of any Revolving Loans made pursuant to a Revolving Borrowing shall be applied pro rata among such Revolving Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.  Each notice delivered by the Borrower pursuant to this

Section 4.01(a) shall be irrevocable, provided that a notice of prepayment of all Loans then outstanding may state that such notice is conditioned upon the receipt of proceeds from the incurrence or issuance of Indebtedness or equity interests or the effectiveness of other credit facilities.

(b)                                 In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Revolving Loans and/or Term Loans, as applicable, of such Lender, together with accrued and unpaid interest, Fees, and other amounts (including all amounts, if any, owing pursuant to Section 1.11) owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (A) in the case of any repayment of Revolving Loans, (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 3.02(a)(ii) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders, and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

4.02                        (A) Mandatory Repayments of Revolving Loans; Reallocation of Fronting Exposure.  (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(b)                                 With respect to each repayment of Revolving Loans required by this Section 4.02, the Borrower may designate the Types of Revolving Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Revolving Borrowing or Revolving Borrowings pursuant to which such Eurodollar Loans were made, provided that:  (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Revolving Borrowing shall reduce the outstanding

Eurodollar Loans made pursuant to such Revolving Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Revolving Borrowing shall be automatically converted into a Revolving Borrowing of Base Rate Loans; and (iii) each repayment of any Revolving Loans made pursuant to a Revolving Borrowing shall be applied pro rata among such Revolving Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(c)                                  In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Revolving Loans shall be repaid in full on the Maturity Date and (ii) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date.

(d)                                 If any Letter of Credit is outstanding on the 30th day prior to the Maturity Date (or, if later, the day on which such Letter of Credit is to be issued hereunder) which has an expiry date later than the Maturity Date (or which, pursuant to its terms, may be extended to a date later than the Maturity Date), the Borrower shall, on such 30th day (or such later day, as the case may be), either (x) pay to the Administrative Agent at the Payment Office an amount of cash equal to 102% of the aggregate Stated Amount of all such Letters of Credit to be held as security for all obligations of the Borrower to the Issuing Lenders in respect of such Letters of Credit in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent or (y) deliver to the Administrative Agent a standby letter of credit (other than a Letter of Credit) in favor of the Administrative Agent and in a stated amount equal to 102% of the aggregate Stated Amount of all such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to the Administrative Agent.

(e)                                  If any Revolving Lender becomes a Defaulting Lender at any time:

(i)                                     so long as no Default or Event of Default shall have occurred and be continuing at such time, such Defaulting Lender’s participations in the outstanding Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective RL Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment), but only to the extent that such reallocation does not, with respect to any such Non-Defaulting Lender, cause the sum of such Non-Defaulting Lender’s Revolving Loans plus such Non-Defaulting Lender’s RL Percentage (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) of the sum of (I) the aggregate amount of all Letter of Credit Outstandings and (II) the aggregate principal amount of all Swingline Loans then outstanding to exceed such Non-Defaulting Lender’s Revolving Loan Commitment (provided, that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation);

(ii)                                  if at such time any Letter of Credit is outstanding, to the extent that the reallocation of such Defaulting Lender’s participations in the outstanding Letters of Credit contemplated by Section 4.02A(e)(i) shall not have been (or cannot be) effected, the Borrower shall enter into cash collateral arrangements satisfactory to the Administrative Agent and each Issuing Lender no later than ten Business Days after the date the Borrower is notified by the Administrative Agent that such Revolving Lender has become a Defaulting Lender, pursuant to which the Borrower shall cash collateralize the unreallocated portion of such Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings; and

(iii)                               if at such time any Swingline Loan is outstanding, to the extent that the reallocation of such Defaulting Lender’s participations in the outstanding Swingline Loans contemplated by Section 4.02A(e)(i) shall not have been (or cannot be) effected, the Borrower shall enter into cash collateral arrangements satisfactory to the Administrative Agent and the Swingline Lender no later than ten Business Days after the date the Borrower is notified by the Administrative Agent that such Revolving Lender has become a Defaulting Lender pursuant to which the Borrower shall cash collateralize the unreallocated portion of such Defaulting Lender’s obligation to purchase participations in outstanding Swingline Loans pursuant to Section 1.01(c).

4.02(B)       Amortization of Term Loans.

(a)                                 The Borrower shall repay the Term Loans on the last Business Day of each March, June, September and December, beginning with the last Business Day of December 2014 and ending with the last such day prior to the Maturity Date, in an aggregate principal amount for each such date equal to (i) in the case of any such date after the Term Loan Funding Date and prior to the last Business Day of December 2016, 1.25% of the aggregate principal amount of the Term Loans made on the Term Loan Funding Date (as such amount may be adjusted pursuant to paragraph (b) of this Section) and (ii) in the case of any such date on or after the last Business Day of December 2016 and prior to the Maturity Date, 2.5% of the aggregate principal amount of the Term Loans made on the Term Loan Funding Date (as such amount may be adjusted pursuant to paragraph (b) of this Section).  To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

(b)                                 Any voluntary prepayment of Term Loans pursuant to Section 4.01 shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to this Section 4.02(B) as directed by the Borrower, and if no such direction is provided, in direct order against the remaining scheduled installments of principal due in respect of the Term Loans under this Section 4.02(B).

4.03                        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04                        Net Payments.  (a) All payments made by any Credit Party under any Credit Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(c) and 4.04(d), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments, (but excluding, except as provided in the second succeeding sentence, (x) any tax imposed on or measured by the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax) of a Lender, an Issuing Lender or the Administrative Agent (each a “Section 4.04 Indemnitee”), as the case may be, pursuant to the laws of the jurisdiction in which such Section 4.04 Indemnitee is organized or the jurisdiction in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located or any subdivision thereof or therein, (y) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Credit Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Credit Documents (other than pursuant to an assignment request by the Borrower under Section 1.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed it lending office and (z) any U.S. federal withholding taxes imposed under FATCA) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower and any other Credit Party agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Credit Document to any Section 4.04 Indemnitee, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Credit Document.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower and each other Credit Party jointly and severally agree to reimburse each Section 4.04 Indemnitee, upon the written request of such Section 4.04 Indemnitee, for taxes imposed on or measured by the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax) of such Section 4.04 Indemnitee pursuant to the laws of the jurisdiction in which such Section 4.04 Indemnitee is organized or in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Section 4.04 Indemnitee is organized or in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located and for any withholding of taxes as such Section 4.04 Indemnitee shall determine are payable by, or withheld from, such Section 4.04 Indemnitee in respect of such amounts so paid to or on behalf of such Section 4.04 Indemnitee pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Section 4.04 Indemnitee pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 60 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower or the respective Credit Party reasonably satisfactory to the

Administrative Agent.  The Borrower and each other Credit Party jointly and severally agree to indemnify and hold harmless each Section 4.04 Indemnitee and reimburse each such Person upon its written request, for the amount of any Taxes so levied or imposed and paid by each such Person whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Section 4.04 Indemnitee has given notice to the Borrower prior to making such payment. A certificate as to the amount of such payment or liability delivered to any Credit Party by a Section 4.04 Indemnitee (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(b)                                 The Credit Parties shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Each Non-U.S. Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Non-U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Non-U.S. Lender was already a Non-U.S. Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Non-U.S. Lender or, in the case of a successor Issuing Lender, the date such Issuing Lender becomes an Issuing Lender or, in the case of a successor Administrative Agent, the date of the appointment of such Administrative Agent, (i) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN or W-8BEN-E, as applicable (with respect to a complete exemption from, or a reduction in, withholding under an income tax treaty) (or successor forms) certifying to such Non-U.S. Lender’s entitlement as of such date to a complete exemption from, or a reduction in, United States withholding tax with respect to payments to be made under this Agreement and under any other Credit Document, or (ii) if the Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN or W-8BEN-E, as applicable (with respect to a complete exemption from, or a reduction in, withholding under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D-1 (any such certificate, a “Section 4.04(c)(ii) Certificate”) and (y) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (with respect to the portfolio interest exemption) (or successor form) certifying to such Non-U.S. Lender’s entitlement as of such date to a complete exemption from, or a reduction in, United States withholding tax with respect to payments of interest to be made under this Agreement and under any other Credit Document.  Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  In addition, each Non-U.S. Lender agrees that from time to time after the date such Non-U.S. Lender becomes a party to this Agreement, when a lapse in time or change in circumstance renders the previous certification obsolete or inaccurate in any material respect, such Non-U.S. Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or W-8BEN-E, as applicable (with respect to the benefits of any income tax treaty), or Form W-8BEN or W-8BEN-E, as applicable (with respect to the portfolio interest exemption) and a Section 4.04(c)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any other Credit Document, or such Non-U.S. Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or Certificate, in which case such Non-U.S. Lender shall not be required to deliver any such form or Certificate pursuant to this Section 4.04(c).  To the extent a Non-U.S. Lender is not the beneficial owner, each such Non-U.S. Lender agrees to deliver to the Borrower and the Administrative Agent executed originals of U.S. Internal Revenue Service Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN or W-8BEN-E, as applicable, a Section 4.04(c)(ii) Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Section 4.04(c)(ii) Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.  Each U.S. Lender (other than a Lender, an Issuing Lender or the Administrative Agent, as the case may be, that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation section 1.6049-4(c)(1)(ii)) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective U.S. Lender was already a U.S. Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such U.S. Lender or, in the case of a U.S. Lender that is a successor Issuing Lender, the date such Issuing Lender becomes an Issuing Lender or, in the case of a U.S. Lender that is a successor Administrative Agent, the date of the appointment of such Administrative Agent, two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or successor forms) certifying to such U.S. Lender’s entitlement as of such date to a complete exemption from, or reduction in, United States backup withholding tax with respect to payments to be made under this Agreement and under any other Credit Document.  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income (including income taxes imposed by withholding) or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender, any Issuing Lender or the Administrative Agent, as the case may be, to the extent that such Lender, such Issuing Lender or such Administrative Agent, as the case may be, has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from, or a reduction in, such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to, or to indemnify, a Lender, an Issuing Lender or the Administrative Agent, as the case may be, in respect of income (including income taxes imposed by withholding) or similar taxes imposed by the United States if (I) such Lender, such Issuing Lender or such Administrative Agent, as the case may be, has not provided to the Borrower the U.S. Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(c) or (II) in the case of a payment, other than interest, to a Lender, an Issuing Lender or the Administrative Agent, as the case may be, described in clause (ii) in the first sentence above in this Section 4.04(c), to the extent that such forms do not establish a complete exemption from, or a reduction in, withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender and Issuing Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence (i) as a result of any changes that are effective after the date such Lender becomes a party to this Agreement or such Lender changes its lending office in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income (including income taxes imposed by withholding) or similar taxes or (ii) to the extent such Lender or Issuing Lender is an assignee of another Lender or Issuing Lender that was entitled, at the time the assignment became effective, to receive additional amounts under this Section 4.04 (except in each case to the extent that such Lender or Issuing Lender is legally entitled to provide a form establishing exemption, or eligibility for a reduction in, from withholding of such taxes but fails to do so).

(d)                                 If a payment made by the Borrower or any Credit Party under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e)                                  If the Borrower pays any additional amount under this Section 4.04 to a Section 4.04 Indemnitee, and such Section 4.04 Indemnitee determines in its sole good faith discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Section 4.04 Indemnitee shall pay to such Borrower an amount that the Section 4.04 Indemnitee shall, in its sole good faith discretion, determine is equal to the net benefit, after tax, which was obtained by such Section 4.04 Indemnitee in such year as a consequence of such Tax Benefit; provided, however, that (i) any Section 4.04 Indemnitee may determine, in its sole good faith discretion consistent with the policies of such Section 4.04 Indemnitee, whether to seek a Tax Benefit; (ii) any taxes that are imposed on a Section 4.04 Indemnitee as a result of a disallowance or reduction, (including through the expiration of any tax credit carryover or carryback of such Section 4.04 Indemnitee that otherwise would not have expired) of any Tax Benefit with respect to which such Section 4.04 Indemnitee has made a payment to the Borrower pursuant to this Section 4.04(e) shall be treated as a Tax for which the Borrower is obligated to indemnify such Section 4.04 Indemnitee pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(e) shall require any Section 4.04 Indemnitee to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Section 4.04 Indemnitee shall be required to pay any amounts pursuant to this Section 4.04(e) at any time that a Default or an Event of Default exists.

(f)                                   Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Lender (but only to the extent that the Borrower or any Credit Party has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Credit Parties to do so and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(d) relating to the maintenance of a Participant Register, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

Section 5.                                           Conditions Precedent to the Effective Date.  The occurrence of the Effective Date pursuant to Section 13.10 and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date (or, in the case of Term Loans, on the Term Loan Funding Date), are subject to the satisfaction of the following conditions:

5.01                        Execution of Agreement; Notes.  On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent (x) for the account of each of the Revolving Lenders that has requested the same the appropriate Revolving Note executed by the Borrower, (y) for the account of each of the Term Lenders that has requested the same the appropriate Term Note executed by the Borrower and (z) if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02                        Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of Magellan by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of Magellan, certifying on behalf of Magellan that all of the conditions in Sections 5.05, 5.06, 5.07 and 6.01 have been satisfied on such date.

5.03                        Opinion of Counsel.  On the Effective Date, the Administrative Agent shall have received from Weil, Gotshal & Manges LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

5.04                        Corporate Documents; Proceedings; etc.  (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary, any assistant secretary, the general counsel or any vice president of such Credit Party, substantially in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Agents.

(b)                                 On the Effective Date, the Administrative Agent shall have received good standing certificates (or equivalent documents) from the relevant office in each Credit Party’s jurisdiction of organization (to the extent relevant, customary and available in the jurisdiction of organization of such Credit Party) dated as of a recent date prior thereto (other than with respect to Charter Behavioral System of New Mexico, Inc. and Charter Fairmount Behavioral System, Inc.).

5.05                        Refinancing.  On the Effective Date, all Indebtedness under the Existing Credit Agreement shall have been repaid in full, all commitments in respect thereof shall have been terminated and all letters of credit issued thereunder shall have been terminated (or continued as a Letter of Credit hereunder for all purposes hereof and be subject to and governed by the terms and conditions hereof) and all Liens and guaranties in connection therewith shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the reasonable satisfaction of the Agents.  The Administrative Agent shall have received satisfactory evidence (including satisfactory pay-off letters, intellectual property releases and UCC-3 termination statements) that the matters set forth in the immediately preceding sentence have been satisfied as of the Effective Date.

5.06                        Adverse Change, Approvals.  (a) Since March 31, 2014, there shall have been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(b)                                 On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction (and the payment of all fees, costs and expenses in connection therewith) and the other transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of any Agent, restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.  On the Effective Date, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

5.07                        Litigation.  On the Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any other Credit

Document or any documentation executed in connection herewith or therewith, or with respect to the Transaction that has had, or could reasonably be expected to have, a Material Adverse Effect.

5.08                        [Reserved].

5.09                        Guaranties.  On the Effective Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Guaranty”), and the Guaranty shall be in full force and effect.

5.10                        [Reserved].

5.11                        Financial Statements.  On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical consolidated financial statements referred to in Section 7.05(a).

5.12                        Solvency Certificate.  On the Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of Magellan in the form of Exhibit J.

5.13                        Fees, etc.  On the Effective Date, all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Agents (and their respective Affiliates) and the Lenders or otherwise payable in respect of the Transaction shall have been paid by the Borrower to the extent due and, in the case of expenses, invoiced.

5.14                        Patriot Act.  The Administrative Agent shall have received, at least two Business Days prior to the Effective Date, all documentation and other information about the Credit Parties that shall have been reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agent reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

Section 6.                                           Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Effective Date and the Term Loan Funding Date) and the obligation of each Issuing Lender to issue, extend or increase Letters of Credit (including Letters of Credit issued or deemed issued on the Effective Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01                        No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02                        Notice of Borrowing; Letter of Credit Request.  (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).

(b)                                 Prior to the issuance, extension or increase of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5Section 6.01 and applicable to such Credit Event are satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 7.                                           Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, in each case as provided herein, each of Magellan and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance, extension or increase of the Letters of Credit, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01                        Organizational Status.  Each of Magellan and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization (other than Charter Behavioral System of New Mexico, Inc. and Charter Fairmount Behavioral System, Inc.), (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except, in each case of clauses (i) through (iii) (other than with respect to Magellan and the Borrower) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.02                        Power and Authority.  Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03                        No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation (including, without limitation, any Health Care Law) or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) (A) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, or (B) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject (including, without limitation, from and after the execution and delivery thereof, any Permitted Subordinated Debt Documents), or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries, except to the extent that such contravention, conflict or violation could not reasonably be expected to result in a Material Adverse Effect.

7.04                        Approvals.  No order, consent, approval or authorization with, by, or from any governmental or public body or authority is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, except for those that have been obtained or made and are in full force and effect.

7.05                        Financial Statements; No Material Adverse Effect.  (a) (i) The unaudited consolidated balance sheet of Magellan as at March 31, 2014, and the related consolidated statements of income, cash flows and retained earnings of Magellan for the fiscal quarter ended March 31, 2014 and (ii) the audited consolidated balance sheet of Magellan as at December 31, 2013, and the related audited consolidated statements of income, cash flows and retained earnings of Magellan for the fiscal year ended December 31, 2013, copies of which have been furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Magellan at the respective dates of such balance sheets and the consolidated results of the operations of Magellan for the respective periods covered thereby, subject, in the case of clause (i) to the absence of footnotes and normal year-end audit adjustments.  The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, subject, in the case of clause (i) to the absence of footnotes and normal year-end audit adjustments.

(b)                                 On and as of the Effective Date and after giving effect to the Transaction and after giving effect to all Indebtedness (including the Loans) being issued, incurred or assumed by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of Magellan and its Subsidiaries taken as a whole will exceed their respective debts, (ii) Magellan and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) Magellan and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses.  For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  Since March 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.06                        Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Magellan or the Borrower, threatened (i) with respect to any Credit Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07                        True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Magellan or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with the Transaction, this Agreement and the other Credit Documents, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Magellan or the Borrower in writing to the Administrative Agent or any Lender does not or will not, when furnished, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, taken as a whole, not materially misleading, in light of the circumstances under which such information was provided.

7.08                        Margin Regulations.  Except as otherwise permitted by Section 9.03, no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09                        Tax Returns and Payments.  Each of Magellan and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and other returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Magellan and/or any of its Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns could not reasonably be expected to have a Material Adverse Effect.  The Returns accurately reflect all liability for taxes of Magellan and its Subsidiaries for the periods covered thereby, except where the failure to accurately reflect a liability for taxes could not reasonably be expected to have a Material Adverse Effect.  Each of Magellan and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those for which the failure to pay could not reasonably be expected to have a Material Adverse Effect and (ii) those being contested in good faith and adequately disclosed and fully provided for on the financial statements of Magellan and its Subsidiaries in accordance with generally accepted accounting principles.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Magellan, threatened by any authority regarding any material taxes relating to Magellan or any of its Subsidiaries.  As of the Effective Date and except as set forth on Schedule X, neither Magellan nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Magellan or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Magellan or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

7.10                        Compliance with ERISA.  (a) Each ERISA Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code.  Except as would not reasonably be expected to have a Material Adverse Effect, each ERISA Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received or can otherwise rely upon a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.  As of the Effective Date, neither Magellan nor any of its Subsidiaries or ERISA Affiliates has ever maintained or contributed to, or had any obligation to maintain or contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or that is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or subject to Title IV of ERISA.  Except as could not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect:  all contributions required to be made with respect to an ERISA Plan have been timely made; neither Magellan nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of an ERISA Plan pursuant to Section 409, 502(i), 502(l), 515, 4204 or 4212 of ERISA or Section 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any ERISA Plan; no condition exists which presents a risk to Magellan or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of an ERISA Plan pursuant to the foregoing provisions of ERISA and the Code; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any ERISA Plan (other than routine claims for benefits) is pending, expected or threatened which, if adversely determined, could reasonably be expected to result in a liability to Magellan or any of its Subsidiaries; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Magellan or any of its Subsidiaries or ERISA Affiliates has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Magellan or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any ERISA Plan; and Magellan and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them.

(b)                                 Except as could not reasonably be expected, individually or in the aggregate, to result in a material liability of Magellan or any of its Subsidiaries:  each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and neither Magellan nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Magellan’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by a material amount.

7.11                        [Reserved].

7.12                        Properties.  Each of Magellan and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it and used in the ordinary course of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.

7.13                        [Reserved].

7.14                        Subsidiaries; etc.  (a) Magellan has no Subsidiaries other than (i) those Subsidiaries listed on Schedule V (which Schedule identifies (x) the direct owner of each such Subsidiary on the Effective Date and their percentage ownership therein and (y) each Wholly-Owned Specified Subsidiary) and (ii) new Subsidiaries created or acquired after the Effective Date.  Schedule V also sets forth, as of the Effective Date, the basis for which any Wholly-Owned Specified Subsidiary of Magellan on the Effective Date cannot enter into any Credit Document.

7.15                        Compliance with Statutes, etc.  Each of Magellan and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable Health Care Laws and statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16                        Investment Company Act.  Neither Magellan nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17                        [Reserved].

7.18                        Labor Relations.  Neither Magellan nor any of its Subsidiaries is engaged in any unfair labor practice that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against Magellan or any of its Subsidiaries or, to the knowledge of Magellan, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Magellan or any of its Subsidiaries or, to the knowledge of Magellan, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Magellan or any of its Subsidiaries or, to the knowledge of Magellan and Magellan, threatened against Magellan or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Magellan or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.19                        [Reserved].

7.20                        [Reserved].

7.21                        Reserved.

7.22                        Subordination.  After the execution and delivery thereof, each Permitted Subordinated Debt Document is enforceable against the Borrower, the applicable Guarantors (if any) and the holders of the Permitted Subordinated Debt evidenced thereby, and all Obligations hereunder and under the other Credit Documents are within the definition of “Senior Debt” (or any relevant similar term) included in the subordination provisions of such Permitted Subordinated Debt Documents.

7.23                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Magellan and its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and Magellan, its Subsidiaries and, to the knowledge of Magellan and the Borrower, their respective officers, employees, and directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of i)Magellan, any Subsidiary of Magellan or, to the knowledge of Magellan, the Borrower or such Subsidiary, any of their respective directors, officers or employees, or ii)to the knowledge of Magellan or the Borrower, any agent of Magellan, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No

Borrowing, use of proceeds or issuance of a Letter of Credit will violate Anti-Corruption Laws or applicable Sanctions.

Section 8.                                           Affirmative Covenants.  Magellan and the Borrower hereby covenant and agree that on and after the Effective Date and until the Total Revolving Loan Commitment and all other Commitments and all Letters of Credit have terminated (or, in the case of Letters of Credit, have been cash collateralized or supported by a backstop letter of credit as provided in Section 4.02(d)) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 (and similar indemnities described in the other Credit Documents, in each case) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01                        Information Covenants.  Magellan will furnish to each Lender:

(a)                                 Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Magellan, (i) the consolidated balance sheet of Magellan and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of Magellan that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Magellan and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)                                 Annual Financial Statements.  Within 90 days after the close of each fiscal year of Magellan, (i) the consolidated balance sheet of Magellan and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of Magellan in the form of Exhibit K (a “Compliance Certificate”) certifying on behalf of Magellan that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Magellan and its Subsidiaries were in compliance with the provisions of Sections 9.08 and 9.09 at the end of such fiscal quarter or year, as the case may be and (ii) list all Wholly-Owned Specified Subsidiaries as of the end of such fiscal quarter or year, as the case may be, together with a report of the basis for which each such Wholly-Owned Specified Subsidiary cannot enter into any Credit Document.

(f)                                   Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any officer of Magellan or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Magellan or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)                                  Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Magellan or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Permitted Subordinated Debt or any other material Indebtedness pursuant to the terms of the documentation governing such Indebtedness; provided that so long as Magellan is a reporting company, the posting to the SEC’s website (www.sec.gov/edgar) of financial statements or other information required by this Section 8.01 shall be deemed to satisfy the delivery requirement of such information hereunder.

(h)                                 [Reserved].

(i)                                     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to Magellan or any of its Subsidiaries as the Administrative Agent or any Required Lenders (through the Administrative Agent) may reasonably request.

8.02                        Books, Records and Inspections; Annual Meetings.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with generally accepted accounting principles and which conform to all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, permit officers and designated representatives of any Agent or the Required Lenders to visit and inspect, under guidance of officers of Magellan or such Subsidiary, any of the properties of Magellan or such Subsidiary, and to examine the books of account of Magellan or such Subsidiary and discuss the affairs, finances and accounts of Magellan or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as any Agent or the Required Lenders may reasonably request; provided, however, so long as no Event of Default exists, such visits shall be limited to one such visit in any fiscal year of Magellan.

8.03                        Maintenance of Property; Insurance.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, (i) keep all property necessary to the business of Magellan and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Magellan and its Subsidiaries.

8.04                        Existence; Franchises.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by Magellan or any of its Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by Magellan or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05                        Compliance with Statutes, etc.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to Health Care Laws and environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of Magellan and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Magellan, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.06                        [Reserved].

8.07                        ERISA.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, (a) except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with the provisions of ERISA and the Code applicable to ERISA Plans and the laws applicable to any Foreign Pension Plan, (b) furnish to each Lender as soon as possible after, and in any event within ten (10) days after any responsible officer of Magellan, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any event described in Section 10.06 has occurred or is reasonably expected to occur that, alone or together with any other event described therein that has occurred or is reasonably expected to occur, could reasonably be expected to result in a material liability of Magellan, any of its Subsidiaries or any ERISA Affiliate, a statement of the chief financial officer of Magellan setting forth details as to such event and the action, if any, that Magellan, or any of its Subsidiaries proposes to take with respect thereto and (c) promptly and in any event within ten (10) days after the filing thereof with the (x) United

States Department of Labor, furnish to the Administrative Agent copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) and (y) PBGC, furnish to the Administrative Agent copies of material correspondence with respect to any of the events referred to in clause (b) above, in each case with respect to each ERISA Plan.

8.08                        End of Fiscal Years; Fiscal Quarters.  Magellan will cause (i) each of its, and each of its Subsidiaries, fiscal years to end on December 31 of each year and (ii) each of its, each of its Subsidiaries, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year; provided, however, (x) one or more of the Subsidiaries of Magellan existing on the Effective Date may have a fiscal year that ends on September 30, (y) one or more of such Subsidiaries may elect to change their fiscal year end to December 31 and (z) one or more of the Subsidiaries of Magellan acquired pursuant to a Permitted Acquisition after the Effective Date may have a fiscal year that ends on a date other than December 31 of each year and may have fiscal quarters that end on dates other than March 31, June 30, September 30 and December 31 of each year.

8.09                        Performance of Obligations.  Each of Magellan and the Borrower will, and will cause each of its respective Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, lease, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10                        Payment of Taxes.  Each of Magellan and the Borrower will pay and discharge, and will cause each of its respective Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Magellan or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither Magellan nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which (i) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11                        Use of Proceeds.  (a) The Borrower will use all proceeds of the Loans for the working capital and general corporate purposes of Magellan and its Subsidiaries, including to effect the Refinancing, to pay the fees and expenses incurred in connection with the Transaction, for Dividends (including share repurchases) permitted under Section 9.03 and Investments permitted under Section 9.05 (including Permitted Acquisitions).

(b)                                 The Borrower will use all Letters of Credit for the purposes described in Section 2.01(a) or Section 5.05.

8.12                        Further Assurances; etc.  Magellan will cause each Wholly-Owned Domestic Subsidiary of Magellan (whether existing on the Effective Date or thereafter created, established or acquired) that is not a Wholly-Owned Specified Subsidiary and has not entered into the Guaranty to, within 30 days of (x) such Subsidiary ceasing to be a Wholly-Owned Specified Subsidiary or (y) the formation or acquisition of such Subsidiary, execute and deliver to the Administrative Agent counterparts of the Guaranty, together with all other relevant documentation (including resolutions and officers’ certificates) of the type described in Section 5.04 as such Subsidiary would have had to deliver if it executed the Guaranty on the Effective Date.

Section 9.                                           Negative Covenants.  Each of Magellan and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all other Commitments and all Letters of Credit have terminated (or, in the case of Letters of Credit, have been cash collateralized or supported by a backstop letter of credit as provided in Section 4.02(d)) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01                        Liens.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Magellan or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies that are immaterial in amount or are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii)                                  Liens in respect of property or assets of Magellan or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, supplier’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Magellan’s and its Subsidiaries’ property or assets taken as a whole or materially impair the use thereof in the operation of the business of Magellan and its Subsidiaries taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)                               Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Magellan or any of its Subsidiaries;

(iv)                              Liens attaching to pharmaceutical products in the ordinary course of business to secure purchase obligations (other than Indebtedness) owing to suppliers and manufacturers in respect of such products;

(v)                                 licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Magellan or any of its Subsidiaries;

(vi)                              Liens upon assets of Magellan or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(v), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Magellan or any Subsidiary;

(vii)                           purchase money security interests in Real Property acquired after the Effective Date or with respect to improvements thereto, and Liens placed upon equipment acquired after the Effective Date and used in the ordinary course of business of Magellan or any of its Subsidiaries and (in each case) placed at the time of the acquisition (or construction) thereof by Magellan or such Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase (or construction) price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition (or construction) of any such Real Property (or improvements thereto) or equipment or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(v) and (y) in all events, the Lien encumbering the Real Property (or improvements thereto) or equipment so acquired (or constructed) does not encumber any other asset of Magellan or any of its Subsidiaries;

(viii)                        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Magellan or any of its Subsidiaries;

(ix)                              Liens arising from precautionary UCC financing statement filings regarding operating leases or sales of accounts, payment intangibles, chattel paper or instruments entered into in the ordinary course of business;

(x)                                 Liens arising out of the existence of judgments or awards in respect of which Magellan or any of its Subsidiaries shall be contesting in good faith, so long as such judgments or awards do not constitute an Event of Default hereunder;

(xi)                              statutory and common law landlords’ liens under leases to which Magellan or any of its Subsidiaries is a party;

(xii)                           Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits and (y) deposits securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts (other than Indebtedness) in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(xiii)                        Liens on property or assets of Magellan or any of its Subsidiaries in favor of any Credit Party;

(xiv)                       (A) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Magellan in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(ix), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Magellan or any of its Subsidiaries; and (B) renewals, replacements and extensions of such Liens; provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Magellan or any of its Subsidiaries;

(xv)                          customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(xvi)                       Liens solely in the nature of restrictions imposed on certain Subsidiaries of Magellan by governmental authorities to maintain certain levels of capital or net worth requirements due to the regulated nature of such Subsidiaries’ operations;

(xvii)                    deposit, escrow or similar accounts held by customers of Magellan or any of its Subsidiaries as security for the obligations of Magellan or any of its Subsidiaries under customer contracts entered into in the ordinary course of business on a basis consistent with past practices;

(xviii)                 fiduciary or similar accounts held by Magellan or any of its Subsidiaries for their respective customers and for which Magellan or its respective Subsidiaries process claims on an ASO basis, in each case so long as such accounts are funded with cash provided to Magellan or its respective Subsidiaries by their respective customers;

(xix)                       Liens on cash deposits pledged as collateral to secure Indebtedness permitted under Section 9.04(xii) so long as the aggregate amount of cash pledged as collateral at any time outstanding does not exceed $50,000,000;

(xx)                          Liens on cash collateral provided under the terms of this Agreement; and

(xxi)                       Liens not otherwise permitted by clauses (i) through (xix) of this Section 9.01 on property or assets with an aggregate fair value not in excess of, and securing liabilities not in excess of, the greater of (A) $40,000,000 and (B) 2.25% of Consolidated Total Assets in the aggregate at any time outstanding.

9.02                        Consolidation, Merger, Purchase or Sale of Assets, etc.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, except that:

(i)                                     [Reserved].

(ii)                                  each of Magellan and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii)                               Investments may be made to the extent permitted by Section 9.05;

(iv)                              each of Magellan and its Subsidiaries may sell or otherwise dispose of obsolete, uneconomic or worn-out equipment in the ordinary course of business;

(v)                                 Magellan and its Subsidiaries may sell assets (other than (A) the capital stock or other equity interests of the Borrower, (B) the capital stock or other equity interests of any other Subsidiary of Magellan unless all of the capital stock and other equity interests of such other Subsidiary then owned by Magellan and its Subsidiaries are sold in a sale permitted by this clause (v) or (C) all or substantially all of the assets of Magellan and its Subsidiaries taken as a whole), so long as (a) no Default or Event of Default then exists or would result therefrom, (b) each such sale is in an arm’s-length transaction and Magellan or the respective Subsidiary receives at least fair market value (as determined in good faith by Magellan or such Subsidiary, as the case may be) and (c) the consideration received by Magellan or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale;

(vi)                              each of Magellan and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(v));

(vii)                           each of Magellan and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction or bulk sale;

(viii)                        each of Magellan and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Magellan or any of its Subsidiaries;

(ix)                              any Subsidiary of Magellan may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, Magellan, the Borrower or a Subsidiary

Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such transfer, merger, dissolution or liquidation, (ii) in all other cases, Magellan or a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation and (iii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Magellan, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Magellan shall be required to satisfy the provisions of) Section 9.05(xi), 9.05(xiv) or 9.05(xv), as applicable;

(x)                                 any Foreign Subsidiary of Magellan may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Foreign Subsidiary of Magellan so long as (i) in the case of any such transfer, merger, dissolution or liquidation involving a Wholly-Owned Foreign Subsidiary, a Wholly-Owned Foreign Subsidiary of Magellan is the surviving corporation of any such merger, dissolution or liquidation, and (ii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Magellan, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Magellan shall be required to satisfy the provisions of) Section 9.05(xi), 9.05(xiv) or 9.05(xv), as applicable;

(xi)                              the Borrower or any other Subsidiary of Magellan may merge with any other Person in order to effect an Investment permitted by Section 9.05; provided that (x) if such merger involves the Borrower (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”) and (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (y) if such merger involves a Subsidiary Guarantor (and does not involve the Borrower), the continuing or surviving entity shall be a Subsidiary Guarantor and (z) in all cases, a Wholly-Owned Subsidiary shall be the continuing or surviving entity; and

(xii)                           (A) any Subsidiary of Magellan (other than the Borrower) that has no assets or liabilities (other than immaterial assets or liabilities) may be dissolved or liquidated and (B) any Subsidiary of Magellan that is not a Credit Party may merge with and into, or be dissolved or liquidated into, or transfer any or all of its assets to, a Subsidiary of Magellan that is not a Credit Party so long as (i) in the case of any such transfer, merger, dissolution or liquidation involving a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary of Magellan is the surviving entity of any such transaction and (ii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is neither Magellan nor a Wholly-Owned Subsidiary thereof, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Magellan shall be required to satisfy the provisions of) Section 9.05(xi), 9.05(xiv) or 9.05(xv), as applicable.

9.03                        Dividends.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, authorize, declare or pay any Dividends with respect to Magellan or any of its Subsidiaries, except that:

(i)                                     any Subsidiary of Magellan may (x) pay Dividends to Magellan or to any Wholly-Owned Subsidiary of Magellan and (y) if such Subsidiary is not a Wholly-Owned Subsidiary of Magellan, pay Dividends to its shareholders, partners or members generally so long as Magellan or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account that the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(ii)                                  so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), Magellan may repurchase outstanding shares of its capital stock (or options to purchase such capital stock) following the death, disability, retirement or termination of employment of employees, officers or directors of Magellan or any of its Subsidiaries, provided that the aggregate amount of all Dividends paid by Magellan pursuant to this clause (ii) shall not exceed $5,000,000 in any fiscal year of Magellan;

(iii)                               Magellan may pay or make Dividends (including to repurchase shares of its capital stock) so long as (a) no Default or Event of Default then exists or would result therefrom, (b) calculations are made by Magellan with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on Pro Forma Basis as if the respective Dividend (as well as all other Dividends theretofore paid or made after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show (x) in the case of Section 9.08, that such financial covenant would have been complied with as of the last day of such Calculation Period and (y) in the case of Section 9.09, that the Total Leverage Ratio would have been no greater than 2.00:1.00 as of the last day of such Calculation Period, (c) immediately after giving effect to such proposed Dividend, the sum of the Total Unutilized Revolving Loan Commitment then in effect plus the aggregate amount of all Unrestricted cash and Cash Equivalents of Magellan and its Subsidiaries at such time shall equal or exceed $50,000,000 and (d) in connection with the payment or making of cash Dividends to holders of its capital stock (but not including, for the purposes of this sub-clause (d) only, the repurchase of shares of Magellan’s capital stock), Magellan shall have delivered to the Administrative Agent (with copies for each Lender) a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (a) through (c), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (c) and (d);

(iv)                              so long as no Default or Event of Default then exists or would result therefrom, Magellan may pay or make additional Dividends (including to repurchase shares of its capital stock) in an aggregate amount not to exceed $10,000,000 in any fiscal year of Magellan;

(v)                                 (i) Magellan may redeem in whole or in part any of its capital stock for another class of its capital stock (other than Disqualified Stock) or rights to acquire its capital stock (other than Disqualified Stock) and (ii) Magellan may declare and make Dividends solely in its capital stock (other than Disqualified Stock);

(vi)                              Magellan may pay any Dividend within 30 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement; and

(vii)                           Magellan may (a) pay cash in lieu of fractional shares in connection with any Dividend, split or combination thereof and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion.

9.04                        Indebtedness.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)                                  Indebtedness outstanding on the Effective Date and listed on Schedule VI (as reduced by any permanent repayments of principal thereof), including any subsequent extension, renewal or refinancing thereof (except to the extent set forth on Schedule VI), provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(iii)                               Indebtedness of Magellan or any of its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)                              Indebtedness of Magellan or any of its Subsidiaries under Other Hedging Agreements providing protection to Magellan and its Subsidiaries against fluctuations in currency values in connection with Magellan’s or any of its Subsidiaries’ foreign operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(v)                                 Indebtedness of Magellan and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (v) exceed $15,000,000 at any time outstanding;

(vi)                              intercompany Indebtedness among Magellan and its Subsidiaries to the extent permitted by Sections 9.05(viii) or (xiv);

(vii)                           to the extent that same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition;

(viii)                        Indebtedness consisting of guaranties by the Credit Parties of each other’s Indebtedness permitted under this Agreement;

(ix)                              (A) Indebtedness of a Subsidiary of Magellan acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (ix) shall not exceed $25,000,000 at any one time outstanding and (B) any subsequent extension, renewal or refinancing of such Indebtedness; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(x)                                 Indebtedness in respect of overdrafts and related liabilities arising from treasury, depository, credit or debit card, purchasing card, or cash management services (including any automated clearing house transfers of funds netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) in each case in connection with deposit accounts incurred in the ordinary course of business;

(xi)                              Indebtedness of Magellan or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(viii);

(xii)                           so long as no Default or Event of Default then exists or would result therefrom, Indebtedness of Magellan or any of its Subsidiaries in respect of letters of credit issued for the account of Magellan or any of its Subsidiaries in the ordinary course of business and supporting L/C Supportable Obligations so long as the aggregate stated amount of all such Indebtedness (including all unreimbursed drawings thereunder) does not exceed $50,000,000 at any time outstanding;

(xiii)                        Permitted Subordinated Debt of Magellan, and unsecured subordinated guaranties thereof by the Borrower and the Subsidiary Guarantors, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Subordinated Debt, (ii) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (iii) the Net Debt Proceeds therefrom are used to effect a Permitted Acquisition in accordance with the requirements of Section 9.05(xi), (iv) calculations are made by Magellan with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if such Permitted Subordinated Debt (as well as all other Permitted Subordinated Debt theretofore incurred after the first day of such Calculation Period) had been incurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period and (v) Magellan shall have delivered to the Administrative Agent (with copies for each Lender) a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (iv);

(xiv)                       additional Indebtedness of Magellan and its Subsidiaries so long as (x) no Default or Event of Default then exists or would result therefrom and (y) calculations are made by Magellan with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if the respective incurrence of Indebtedness (as well as all other Indebtedness theretofore incurred after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period (without netting the proceeds of the applicable incurrence);

(xv)                          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xvi)                       Indebtedness representing deferred compensation to employees of a Magellan or any of its Subsidiaries incurred in the ordinary course of business; and

(xvii)                    Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit.

9.05                        Advances, Investments and Loans.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)                                     Magellan and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business;

(ii)                                  Magellan and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)                               Magellan and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(iv)                              Magellan and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)                                 Magellan and its Subsidiaries may make loans and advances to their officers and employees in the ordinary course of business (including for the exercise of stock options and similar rights) of Magellan and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)                              Magellan and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(iii);

(vii)                           Magellan and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(iv);

(viii)                        Magellan and its Wholly-Owned Subsidiaries may make intercompany Investments between and among one another;

(ix)                              [Reserved];

(x)                                 [Reserved];

(xi)                              (A) Subject to the provisions of this clause (xi), Magellan, the Borrower and each of Magellan’s other Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (1) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (2) calculations are made by Magellan with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period; (3) all of the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (4) after giving effect to such proposed Permitted Acquisition and the payment of all amounts (including fees and expenses) owing in connection therewith, the sum of the Total Unutilized Revolving Loan Commitment then in effect plus the aggregate amount of all Unrestricted cash and Cash Equivalents of Magellan and its Subsidiaries at such time shall equal or exceed the sum of (I) $50,000,000 plus (II) an amount equal to the aggregate amount reasonably likely to be payable within the 12 months following such Permitted Acquisition in respect of all post-closing purchase price adjustments, earn-out payments, non-compete payments and/or deferred purchase payments (or similar payments), in each case required or which will be required in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments and other payments may be required to be made) as determined by Magellan in good faith on the date of such acquisition; and (5) Magellan shall have delivered to the Administrative Agent within five (5) Business Days of such Permitted Acquisition a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (1) through (5), inclusive (to the extent applicable), and containing the calculations (in reasonable detail) required by preceding clauses (2) and (4).

(B)                               Magellan will cause each Wholly-Owned Domestic Subsidiary, which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 8.12.

(xii)                           Magellan may acquire and hold obligations of one or more officers, directors or other employees of Magellan or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of Magellan so long as no cash is paid by Magellan or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(xiii)                        Magellan and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 9.02(v);

(xiv)                       Magellan and its Subsidiaries may make Investments so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) calculations are made by Magellan with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on Pro Forma Basis as if the respective Investment (as well as other Investments theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that financial covenants would have been complied with as of the last day of such Calculation Period, (iii) immediately after giving effect to such proposed Investment, the sum of the Total Unutilized Revolving Loan Commitment then in effect plus the aggregate amount of all Unrestricted cash and Cash Equivalents of Magellan and its Subsidiaries at such time shall equal or exceed $50,000,000 and (iv) Magellan shall have delivered to the Administrative Agent (with copies for each Lender) a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii);

(xv)                          so long as no Default or Event of Default then exists or would result therefrom, Magellan and its Subsidiaries may make Investments not otherwise permitted by clauses (i) through (xiv) of this Section 9.05 in an aggregate amount not to exceed $25,000,000 at any time outstanding (determined without regard to any write downs or write-offs of such Investments); and

(xvi)                       Magellan and its Subsidiaries may make Investments in joint ventures and non-Wholly-Owned Subsidiaries in an aggregate amount not to exceed $25,000,000 in any fiscal year.

9.06                        Transactions with Affiliates.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Magellan or any of its Subsidiaries involving aggregate consideration in excess of $5,000,000, other than in the ordinary course of business and on terms and conditions substantially as favorable to Magellan or such Subsidiary as would reasonably be obtained by Magellan or such Subsidiary at that time in a comparable arm’s length transaction with a Person other than an Affiliate, except that:

(i)                                     Dividends may be paid to the extent provided in Section 9.03;

(ii)                                  loans may be made and other transactions may be entered into by Magellan and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(iii)                               customary fees, indemnities and reimbursements may be paid to officers and directors of Magellan and its Subsidiaries;

(iv)                              Magellan and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Magellan and its Subsidiaries in the ordinary course of business;

(v)                                 periodic allocations of operating and overhead expenses among Magellan and its Subsidiaries may be made;

(vi)                              Magellan or any Subsidiary of Magellan may pay to any Credit Party management, consulting or similar fees on a basis consistent with past practices;

(vii)                           Magellan and its Subsidiaries may enter into transactions that are approved by a majority of the Disinterested Directors; and

(viii)                        any Credit Parties may enter into transactions between and among one another.

Notwithstanding anything to the contrary contained in this Agreement, Magellan will not, and will not permit any of its Subsidiaries to, pay any management, consulting or similar fees to any of their respective Affiliates other than as permitted by clause (vi) above.

9.07                        [Reserved].

9.08                        Consolidated Interest Coverage Ratio.  Magellan and the Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of Magellan to be less than 3.00:1.00.

9.09                        Total Leverage Ratio.  Magellan and the Borrower will not permit the Total Leverage Ratio for any Test Period ending on the last day of any fiscal quarter of Magellan to be greater than 2.50:1.00.

9.10                        Limitations on Payments of Permitted Subordinated Debt; Modifications of Certificate of Incorporation, By-Laws and Documents Governing Permitted Subordinated Debt.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to:

(i)                                     make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto, or with any other Person, money or securities before due for the purpose of paying when due), any Permitted Subordinated Debt, provided, however, (A) so long as no Default or Event of Default then exists or would result therefrom, Magellan may redeem or repurchase outstanding Permitted Subordinated Debt so long as the aggregate amount expended in respect of all such redemptions and repurchases does not exceed $10,000,000 in any fiscal year of Magellan and (B) Magellan may effect additional redemptions or repurchases of outstanding Permitted Subordinated Debt so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) calculations are made by Magellan with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on Pro Forma Basis as if the respective redemption or repurchase (as well as all other redemptions and repurchases theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show (x) in the case of Section 9.08, that such financial covenant would have been complied with as of the last day of such Calculation Period and (y) in the case of Section 9.09, that the Total Leverage Ratio would have been no greater than 2.00:1.00 as of the last day of such Calculation Period, (iii) immediately after giving effect to such proposed redemption or repurchase, the sum of the Total Unutilized Revolving Loan Commitment then in effect plus the aggregate amount of all Unrestricted cash and Cash Equivalents of Magellan and its Subsidiaries at such time shall equal or exceed $50,000,000 and (iv) Magellan shall have delivered to the Administrative Agent (with copies for each Lender) a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (iii), inclusive and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii);

(ii)                                  on and after the execution and delivery of any Permitted Subordinated Debt Document, amend or modify (or permit the amendment or modification of) any Permitted Subordinated Debt Document, other than any such amendment or modification that (i) makes the provisions thereof less restrictive on Magellan and its Subsidiaries (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, commissions or fees paid (or to be paid) by Magellan or any of its Subsidiaries in connection therewith, (iii) extends the stated maturity of any Indebtedness thereunder, (iv) reduces or eliminates any prepayment premiums or (v) is otherwise not adverse to the Lenders in any material respect (in the reasonable opinion of the Administrative Agent), provided that no amendment or modification may be made to the subordination provisions contained in any Permitted Subordinated Debt Document without the prior written consent of the Administrative Agent; and

(iii)                               amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other equity interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

9.11                        Use of Proceeds.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not directly, or, to its knowledge, indirectly use the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (d) in violation of Section 7.08.

9.12                        Business, etc.  Neither Magellan nor the Borrower will, nor will they permit any of their respective Subsidiaries to, engage in any business other than the businesses engaged in by Magellan and its Subsidiaries as of the Effective Date and reasonable extensions thereof and businesses ancillary or complementary thereto.

Section 10.                                    Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01                 Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02                 Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03                 Covenants.  Magellan or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.04 (solely with respect to the Borrower and Magellan), 8.08, 8.11 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default pursuant to this sub clause (ii) shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04                 Default Under Other Agreements.  (i) Magellan or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Magellan or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $25,000,000; or

10.05                 Bankruptcy, etc.  Magellan or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Magellan or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Magellan or any of its Subsidiaries which custodian is not dismissed within 60 days after the date of such appointment or the date such custodian takes charge, or Magellan or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Magellan or any of its Subsidiaries, or there is commenced against Magellan or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Magellan or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Magellan or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Magellan or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Magellan or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06                 ERISA.  (a) Any ERISA Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of an ERISA Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such ERISA Plan within the following 30 days, any ERISA Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such ERISA Plan, any ERISA Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any ERISA Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to an ERISA Plan or a Foreign Pension Plan has not been timely made, Magellan or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of an ERISA Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Magellan or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or ERISA Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any ERISA Plan, any Change in Law, or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any ERISA Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, in the opinion of the Required Lenders, a Material Adverse Effect; or

10.07                 [Reserved].

10.08                 Guaranty.  The Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (other than any Subsidiary Guarantor that shall have been released from its obligations pursuant to Section 17 of the Guaranty), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

10.09                 Judgments.  One or more judgments or decrees shall be entered against Magellan or any of its Subsidiaries involving in the aggregate for Magellan and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $25,000,000; or

10.10                 Change of Control.  A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Loan Commitment and/or Term Loan Commitments terminated, whereupon the Revolving Loan Commitment and Term Loan Commitment, as applicable, of each Lender shall forthwith terminate immediately and, in the case of the termination of any Revolving Loan Commitment, any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; and (v) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

Section 11.                                    Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of Magellan or (y) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of Magellan (or shall be merged with and into Magellan or a Wholly-Owned Subsidiary of Magellan, with Magellan or such Wholly-Owned Subsidiary being the surviving Person).

“Additional Commitment Lender” shall have the meaning provided in Section 1.15(b).

“Additional Lender” shall have the meaning provided in Section 1.14(a).

“Administrative Agent” shall mean Citibank, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of Magellan or any Subsidiary thereof.

“Agent” shall mean and include each of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and their respective affiliates.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, in each case, as amended.

“Applicable Commitment Percentage” and “Applicable Margin” shall mean, (i) until the delivery of financial statements and the related Compliance Certificate for the first full fiscal quarter ending after the Effective Date, the percentage set forth below for a Category A Period and (ii) thereafter, the percentage set forth below opposite the Applicable Period then in effect.

	Applicable Commitment	Applicable Margin
Applicable Period	Percentage	Eurodollar Loans	Base Rate Loans

Category A Period	0.200%	1.50%	0.50%
Category B Period	0.250%	1.625%	0.625%
Category C Period	0.300%	1.75%	0.75%
Category D Period	0.350%	2.00%	1.00%

Any increase or decrease in the Applicable Commitment Percentage or Applicable Margin, as applicable, pursuant to the preceding clause (ii) resulting from a change in the Total Leverage Ratio and an attendant change in the Applicable Period shall become effective as of the first Business Day immediately following the date on which the applicable Compliance Certificate is delivered pursuant to Section 8.01(e).

“Applicable Period” shall mean, on any day, the period set forth below then in effect on such day:

Applicable Period	Criteria
Category A Period	The Total Leverage Ratio is less than 1.00:1.00.

Category B Period	The Total Leverage Ratio is greater than or equal to 1.00:1.00 but less than 1.50:1.00.
Category C Period	The Total Leverage Ratio is greater than or equal to 1.50:1.00 but less than 2.00:1.00.
Category D Period	The Total Leverage Ratio is greater than or equal to 2.00:1.00.

Notwithstanding anything to the contrary set forth above, (x) in the event that there is an Event of Default that is continuing, the Applicable Period shall be a Category D Period and (y) at the option of the Required Lenders, the Applicable Period shall be a Category D Period as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with the definition of “Applicable Commitment Percentage” and “Applicable Margin” shall apply).

“Asset Sale” shall mean any sale, transfer or other disposition by Magellan or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Magellan or a Wholly-Owned Subsidiary of Magellan of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 9.02(ii), (iv), (vii) and (viii).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Attributable Debt” shall mean, as of any date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to generally accepted accounting principles at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing (including an off-balance sheet receivables financing) product to which such Person is a party.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or incumbency certificates on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Magellan or the Borrower, as applicable, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Magellan or the Borrower, as applicable.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Lending Rate in effect on such day, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate in effect on such day and (iii) the Eurodollar Rate for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, in the case of any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of any such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than two years from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances with any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (iii) repurchase obligations with a term of not more than 92 days for underlying securities of the types described in clause (i) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments offered or sponsored by financial institutions having capital and surplus in excess of $250,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A+ or the equivalent thereof by S&P or at least A-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper or corporate bonds rated, at the time of acquisition thereof, at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within two years after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, and (viii) in the case of any Foreign Subsidiary of the Borrower, (x) certificates of deposit (or comparable instruments) of any bank with which such Foreign Subsidiary regularly transacts business and with maturities of not more than six months from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 35% or more of the outstanding total Voting Power of Magellan’s capital stock (determined on a fully diluted basis)

or (B) shall have obtained the power (whether or not exercised) to elect a majority of Magellan’s directors, (ii) at any time the Board of Directors of Magellan shall cease to consist of a majority of Continuing Directors, (iii) a “change of control” (or similar event) shall occur as provided in any Permitted Subordinated Debt Document or (iv) Magellan shall at any time fail to directly own, beneficially and of record, 100% of the Borrower’s capital stock.

“Change in Law” shall mean the occurrence of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the Effective Date regardless of the date enacted, adopted, issued or implemented.

“Citibank” shall mean Citibank, N.A., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Loan Commitment or Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Co-Documentation Agents” shall mean Fifth Third Bank and SunTrust Bank, in their respective capacities as co-documentation agents for the credit facilities provided for under this Agreement.

“Co-Syndication Agents” shall mean The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, National Association, in their respective capacities as co-syndication agents for the credit facilities provided for under this Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” means a Revolving Loan Commitment, Term Loan Commitment, Increased Revolving Loan Commitment or Increased Term Loan Commitment, or any combination thereof (as the context requires).

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Communications” shall have the meaning provided in Section 13.03(b).

“Compliance Certificate” shall have the meaning provided in Section 8.01(e).

“Consenting Revolving Lender” shall have the meaning provided in Section 1.15(a).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (x) adding thereto, without duplication and to the extent deducted in arriving at Consolidated Net Income for such period:  (a) Consolidated Interest Expense; (b) provision for taxes based on income; (c) the amount of all amortization of intangibles and depreciation; (d) non-cash charges for the impairment of goodwill or other intangibles or the write-off of goodwill, intangibles or other assets; (e) the amortization or write-off of deferred financing, legal and accounting costs with respect to the Transaction or any Permitted Acquisition; and (f) the amount of all other non-cash charges or non-cash losses, and (y) deducting therefrom, the amount of all cash payments during such period that are associated with any non-cash charges or non-cash losses that were added back to Consolidated Net Income in a previous period pursuant to preceding clause (x)(f); and, in each case, without giving effect to (i) any extraordinary gains, (ii) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business and (iii) any non-cash income; it being understood that in determining the Total Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Magellan or any of its Subsidiaries during such period.

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness (or, if greater, the aggregate face amount of any Indebtedness issued at a discount) of Magellan and its Subsidiaries at such time (including, without limitation, all Loans, letters of credit (including Letters of Credit), Capitalized Lease Obligations and guaranties of other Indebtedness) and (ii) the aggregate outstanding amount of all Attributable Debt of Magellan and its Subsidiaries at such time; provided that for purposes of this definition, the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of Magellan and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, minus (B) the aggregate amount of all Unrestricted cash and Cash Equivalents of Magellan and its Subsidiaries at such time in excess of $50,000,000.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of Magellan and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (i) that portion of Capitalized Lease Obligations of Magellan and its Subsidiaries representing the interest factor for such period, (ii) all Fees accrued during such period pursuant to Sections 3.01(a), (b) and (c), (iii) all interest expense during such period as set forth in

Section 2.05(a) and (iv) the interest component (or imputed interest) of any lease payment or other off balance sheet financing under Attributable Debt transactions paid by Magellan and its Subsidiaries for such period; provided that the amortization or write-off of deferred financing, legal and accounting costs with respect to the Transaction or any Permitted Acquisition in each case shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Magellan and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Magellan or is accounted for by Magellan by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Magellan or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Magellan shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, and (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Magellan or all or substantially all of the property or assets of such Person are acquired by Magellan or a Subsidiary of Magellan shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Magellan and its Subsidiaries on a consolidated basis, as set forth on most recent balance sheet of Magellan included in the financial statements delivered pursuant to Section 8.01(a) or 8.01(b), or, for any date prior to the date on which the first such financial statements are required to be delivered, as set forth on the balance sheet of Magellan included in Magellan’s consolidated financial statements as of and for the period ending March 31, 2014 filed with the Securities and Exchange Commission on Form 10-Q.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Magellan on the Effective Date and each other director, if such director’s nomination for election to the Board of Directors of Magellan is recommended by a majority of then Continuing Directors.

“Credit Documents” shall mean this Agreement, each Note and the Guaranty.

“Credit Event” shall mean the making of any Loan or the issuance, extension or increase of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Guarantor.

“Declining Revolving Lender” shall have the meaning provided in Section 1.15(a).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean any capital stock that, by its terms (or by the terms of any security or other capital stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments, (b) is redeemable or exchangeable at the option of the holder thereof, other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Maturity Date.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Magellan incorporated or organized in the United States, any State thereof or the District of Columbia other than one substantially all of whose assets are controlled foreign subsidiaries within the meaning of Section 956 of the Code.

“Drawing” shall have the meaning provided in Section 2.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding (x) Magellan and its Subsidiaries and Affiliates and (y) natural persons.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Magellan or a Subsidiary of Magellan would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of Magellan or a Subsidiary of Magellan being or having been a general partner of such person.

“ERISA Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Magellan or a Subsidiary of Magellan or an ERISA Affiliate on or after the Effective Date, and each such plan for the five year period immediately following the latest date (whether before or after the Effective Date) on which Magellan, a Subsidiary of Magellan or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Eurodollar Loan” shall mean each Revolving Loan or Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on the LIBOR01 page of the Intercontinental Exchange Benchmark Administrative Ltd (ICE) (or on any successor or substitute page of such service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Borrowing of Eurodollar Loans for such Interest Period shall be the rate at which dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” shall have the meaning provided in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of December 9, 2011, among Magellan Healthcare, Inc., Magellan, the lenders party thereto and Citibank, as administrative agent, as in effect immediately prior to the Effective Date.

“Existing Letters of Credit” shall mean those letters of credit outstanding under the Existing Credit Agreement and listed on Schedule II.

“Existing Maturity Date” shall have the meaning provided in Section 1.15(b).

“Extension Date” shall have the meaning provided in Section 1.15(d).

“Facing Fee” shall have the meaning provided in Section 3.01(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Foreign Pension Plan” shall mean each employee benefit plan, employment, bonus, incentive, stock purchase and stock option plan, program, agreement or arrangement; and

each severance, termination pay, salary continuation, retention, accrued leave, vacation, sick pay, sick leave, medical, life insurance, disability, accident, profit-sharing, fringe benefit, pension, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by Magellan or any of its Subsidiaries, including, without limitation, any such plan, fund, program, agreement or arrangement sponsored by a government or governmental entity.

“Foreign Subsidiary” shall mean each Subsidiary of Magellan that is not a Domestic Subsidiary.

“Fronting Sublimit” means (x) for each Initial Issuing Lender, the amount set forth as such Initial Issuing Lender’s Fronting Sublimit on Schedule III, plus any additional amounts as agreed from time to time by such Initial Issuing Lender and (y) for each other Issuing Lender, the amount agreed by such Issuing Lender as its Fronting Sublimit (or, if no such amount is agreed, an amount equal to the Maximum Letter of Credit Amount).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean Magellan and the Subsidiary Guarantors.

“Guaranty” shall have the meaning provided in Section 0.

“Health Care Laws” shall mean any and all applicable current and future laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by the Food and Drug Administration, the Health Care Financing Administration, the Department of Health and Human Services (“HHS”), the Office of Inspector General of HHS, the Drug Enforcement Administration or any other governmental authority, including any state and/or local professional licensing laws, certificate of need laws and state reimbursement laws, relating in any way to the conduct of the business of Magellan or any Subsidiary thereof and the provision of health care services generally.

“Increased Revolving Loan Commitments” shall have the meaning provided in Section 1.14(a).

“Increased Revolving Loans” shall have the meaning provided in Section 1.14(a).

“Increased Term Loan Commitments” shall have the meaning provided in Section 1.14(a).

“Increased Term Loans” shall have the meaning provided in Section 1.14(a).

“Incremental Commitment Agreement” shall mean an Incremental Revolving Commitment Agreement or an Incremental Term Commitment Agreement, as they context may require.

“Incremental Revolving Commitment Agreement” shall have the meaning provided in Section 1.14(c).

“Incremental Term Commitment Agreement” shall have the meaning provided in Section 1.14(d).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, and (viii) all Attributable Debt of such Person.  Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person (including pursuant to customer service contracts).

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the interest period applicable to such Borrowing of Eurodollar Loans selected pursuant to, and otherwise subject to the provisions of, Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Initial Issuing Lender” shall mean each of Wells Fargo Bank, National Association and Citibank, N.A.

“Issuing Lender” shall mean (i) each Initial Issuing Lender and (ii) any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder, in each case except as otherwise provided in Section 2.07; provided that the Issuing Lender with respect to the Existing Letters of Credit shall be Wells Fargo Bank, National Association.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender, in which case any such Affiliates also shall be an Issuing Lender hereunder.

“Joint Lead Arrangers” shall mean, collectively, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Securities, LLC, in their respective capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for under this Agreement.

“L/C Supportable Obligations” shall mean (i) obligations of Magellan or any of its Subsidiaries with respect to workers’ compensation, surety bonds and other similar statutory or regulatory obligations, (ii) obligations of Magellan or any of its Subsidiaries entered into in the ordinary course of business (including, without limitation, with respect to customer contracts and obligations to the seller of goods) and (iii) such other obligations of Magellan or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of Indebtedness which is subordinated to any of the Obligations (including any Permitted Subordinated Debt) or capital stock).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13, 1.14, 1.15 or 13.04(b).

“Lender Default” shall mean, as to any Lender, as reasonably determined by the Administrative Agent, that such Lender has (a) wrongfully refused (which has not been retracted) or failed to make available its portion of any Borrowing (including any Mandatory Borrowing) within two Business Days of the date such funding was required to be made or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.04(c) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Revolving Lender) or (y) Lenders constituting the Required Revolving Lenders has or have, as applicable, funded its or their portion thereof, (b) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (c) notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 1.01(a) or (c) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (b); provided that, for purposes of (and only for purposes of) Section 1.01(b), Section 2.03(c) and Section 4.02(e), the term “Lender Default” shall also include, as to any Lender, any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority; provided that a Lender Default shall not have be deemed to have occurred solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Revolving Loan, each Swingline Loan and each Term Loan.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property or financial condition of Magellan and its Subsidiaries, taken as a whole (except as a result of any event or circumstance disclosed in any of Magellan’s public filings on Form 8-K made following March 31, 2014 and prior to June 19, 2014), (ii) a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations hereunder or under any other Credit Document or (iii) a material adverse effect on the rights and remedies of the Lenders hereunder or under any other Credit Document.

“Maturity Date” shall mean the date that is five years after the Effective Date, as such date may be extended pursuant to Section 1.15 (and subject to the last sentence of Section 4.03).

“Maturity Date Extension Request” shall have the meaning provided in Section 1.15(a).

“Maximum Letter of Credit Amount” shall mean $70,000,000.

“Maximum Swingline Amount” shall mean $15,000,000.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $1,000,000, (ii) for Swingline Loans, $250,000 and (iii) for Term Loans, $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor corporation thereto.

“Net Debt Proceeds” shall mean, with respect to any incurrence or issuance of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean each Lender, each Issuing Lender or the Administrative Agent in each case to the extent that any such Person is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes.

“Note” shall mean each Revolving Note, each Term Note and/or the Swingline Note, as the context may require.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean the office of the Administrative Agent located at 1615 Brett Road OPS III, Building #3, New Castle, DE 19720, Attention: Bank Loan Syndications Department, Fax No.: 212-994-0961 and E-Mail Address: GLAgentOfficeOps@citi.com and with a copy to 388 Greenwich Street, New York, NY 10013, Attention: Simon Taylor, Telephone No.: 212-816-6084, Fax No.: 646-862-9059 and E-Mail Address: simon.robert.taylor@citi.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid

Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Participant” shall have the meaning provided in Section 2.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Office” shall mean the office of the Administrative Agent located at 1615 Brett Road OPS III, Building #3, New Castle, DE 19720, Attention: Bank Loan Syndications Department, Fax No.: 212-994-0961 and E-Mail Address: GLAgentOfficeOps@citi.com or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by Magellan or a Wholly-Owned Subsidiary of Magellan of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into Magellan (so long as Magellan is the surviving corporation) or a Wholly-Owned Subsidiary of Magellan (so long as such Wholly-Owned Subsidiary is the surviving corporation)), provided that (in each case) (A) in the case of the acquisition of 100% of the capital stock or other equity interests of any Person (including way of merger), such Person shall own no capital stock or other equity interests of any other Person (excluding de minimis amounts) unless either (x) such Person and/or its Wholly-Owned Subsidiaries own 100% of the capital stock or other equity interests of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 90% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person, (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.12 and (C) all applicable requirements of Sections 9.02 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Subordinated Debt” shall mean any subordinated Indebtedness of Magellan incurred in connection with, and to finance, a Permitted Acquisition, which Indebtedness may be guaranteed on a subordinated basis by the Borrower and/or one or more Subsidiary Guarantors and all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties, standstill provisions, cash pay limitations and subordination provisions) and the documentation therefor are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of Magellan or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than a Credit Party, (iii) no such Indebtedness shall be subject to scheduled amortization, redemption, sinking fund, mandatory prepayments (other than pursuant to a customary “change of control” provision that is subject to the prior repayment of the Obligations and termination of the Commitments) or similar payment or have a final maturity, in either case prior to the date occurring one year following the Maturity Date, (iv) the documentation governing such Indebtedness shall not include any financial maintenance covenants, and (v) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon the occurrence and continuation of a payment default with respect to “senior debt” and cover all obligations under Interest Rate Protection Agreements and Other Hedging Agreements.  The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by Magellan that all conditions thereto have been satisfied in all material respects and that the incurrence of such Permitted Subordinated Debt is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

“Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, agreement, guaranty and other documents relating to each incurrence of Permitted Subordinated Debt, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Platform” shall have the meaning provided in Section 13.03(b).

“Prime Lending Rate” shall mean the rate of interest per annum which the Administrative Agent publicly announces from time to time as its base rate in effect at its principal office in New York City.  Any change in such rate shall take effect on the day specified in the public announcement of such change.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition, a Dividend pursuant to Section 9.03(iii), an Investment pursuant to Section 9.05(xiv) or a redemption or repurchase pursuant to Section 9.10(i)(B)) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, (y) any Asset Sale consummated after the first day of the relevant Calculation Period as if such Asset Sale (and the application of the proceeds therefrom) had occurred (and the proceeds therefrom had been applied) on the first day of the relevant Calculation Period, and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition, a Dividend pursuant to Section 9.03(iii), an Investment pursuant to Section 9.05(xiv) or a redemption or repurchase pursuant to Section 9.10(i)(B)) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii)                                  all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)                               in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Sale or Permitted Acquisition consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Asset Sale or Permitted Acquisition was consummated on the first day of the relevant Calculation Period, and, in the case of any Permitted Acquisition, taking into account factually supportable and identifiable cost savings and expenses directly attributable to any such Permitted Acquisition which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Quarterly Payment Date” shall mean the last Business Day of each December, March, June and September occurring after the Effective Date, commencing on September 30, 2014.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinancing” shall mean the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to an ERISA Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the sum of (i) the Total Revolving Loan Commitment (or, after the termination of the Total Revolving Loan Commitment, the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Letter of Credit Outstandings) plus (ii) the aggregate amount of the

Term Loan Commitments (or, following the Term Loan Funding Date, the aggregate principal amount of all outstanding Term Loans), in each case at such time; provided, that for purposes of the foregoing, the Commitments, Loans and Letter of Credit Outstandings of Defaulting Lenders shall be disregarded.

“Required Revolving Lenders” shall mean, at any time, Revolving Lenders holding more than 50% of the Total Revolving Loan Commitment (or, after the termination of the Total Revolving Loan Commitment, the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Letter of Credit Outstandings) at such time; provided, that for purposes of the foregoing, the Revolving Loan Commitments, Loans and Letter of Credit Outstandings of Defaulting Lenders shall be disregarded.

“Required Term Lenders” shall mean, at any time, Term Lenders holding more than 50% of the aggregate amount of the Term Loan Commitments (or, following the Term Loan Funding Date, the aggregate principal amount of all outstanding Term Loans) at such time; provided, that for purposes of the foregoing, the Term Loan Commitments and Term Loans of Defaulting Lenders shall be disregarded.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Magellan or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary, (ii) are subject to any Lien in favor of any Person or (iii) are not otherwise generally available for use by Magellan or any of its Subsidiaries.

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Borrowing” shall mean a borrowing consisting of simultaneous Revolving Loans of the same Type made by all the Revolving Lenders on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Revolving Lender” shall mean, at any time, any Lender with an outstanding Revolving Loan or Revolving Loan Commitment at such time.

“Revolving Loan” shall have the meaning provided in Section 1.01(a).

“Revolving Loan Commitment” shall mean, for each Revolving Lender, the amount set forth opposite such Revolving Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such

Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., or any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union or (c) Her Majesty’s Treasury of the United Kingdom.

“SEC” shall have the meaning provided in Section 8.01(g).

“Section 4.04 Indemnitee” shall have the meaning provided in Section 4.04(a).

“Section 4.04(c)(ii) Certificate” shall have the meaning provided in Section 4.04(c)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Default” shall mean any Default under Section 10.01 or 10.05.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Magellan (other than the Borrower) other than, in each case, any such Wholly-Owned Subsidiary that is (but only for so long as it is) a Wholly-Owned Specified Subsidiary.

“Swingline Borrowing” shall mean a borrowing consisting of simultaneous Swingline Loans made by the Swingline Lender on a given date.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Maturity Date.

“Swingline Lender” shall mean Citibank for so long as Citibank is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity.

“Swingline Loan” shall have the meaning provided in Section 1.01(b).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Borrowing” shall mean a borrowing consisting of simultaneous Term Loans of the same Type made by all the Term Lenders on the Term Loan Funding Date (or resulting from a conversion or conversions on a given date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Term Lender” shall mean, at any time, any Lender with an outstanding Term Loan or Term Loan Commitment at such time.

“Term Loan” shall have the meaning provided in Section 1.01(a).

“Term Loan Commitment” shall mean, for each Term Lender, the amount set forth opposite such Term Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“Term Loan Funding Date” shall mean the date on which the Term Loans are funded, which date shall occur after the Effective Date and on or prior to September 30, 2014.

“Term Note” shall have the meaning provided in Section 1.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of Magellan then last ended (in each case taken as one accounting period).

“Total Leverage Ratio” shall mean, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Revolving Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings at such time.

“Transaction” shall mean (i) the entering into of the Credit Documents and the incurrence of Loans and issuance of Letters of Credit on the Effective Date, (ii) the consummation of the Refinancing on the Effective Date and (iii) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any ERISA Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the ERISA Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Magellan or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Revolving Lender at any time, such Revolving Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“U.S. Lender” shall mean each Lender, each Issuing Lender or the Administrative Agent that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes.

“Voting Power” shall mean, with respect to any class or classes of capital stock of Magellan (or any class or classes of capital stock then convertible into such capital stock at the option of the holders thereof), the voting power entitled to vote in the election of directors of Magellan.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Specified Subsidiary” shall mean any Wholly-Owned Subsidiary of Magellan (other than the Borrower) that is prohibited from entering into any Credit Document because to do so either (x) would violate a law, regulation, rule, order, approval, license or other restriction applicable to such Wholly-Owned Subsidiary due to the regulated nature of such Wholly-Owned Subsidiary’s operations and issued or imposed by any governmental authority having jurisdiction over such Wholly-Owned Subsidiary or (y) would reasonably be expected to cause such Wholly-Owned Subsidiary to fail to satisfy a net worth, net equity or capital requirement or similar calculation or requirement imposed on such Wholly-Owned Subsidiary by any governmental authority having jurisdiction over such Wholly-Owned Subsidiary due to the regulated nature of such Wholly-Owned Subsidiary’s operations.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

Section 12.                                    The Administrative Agent.

12.01                 Appointment.  The Lenders hereby irrevocably designate and appoint Citibank as Administrative Agent to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02                 Nature of Duties.  (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)                                 Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Securities, LLC are named as Joint Lead Arrangers and Joint Bookrunners for recognition purposes only, (ii) The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, National Association are named as Co-Syndication Agents for recognition purposes only and (iii) Fifth Third Bank and SunTrust Bank are named as Co-Documentation Agents for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Fifth Third Bank and SunTrust Bank in such capacities shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, none of Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Fifth Third Bank nor SunTrust Bank in such respective capacities shall have, solely by reason of this Agreement or any other Credit Documents, any fiduciary relationship in respect of any Lender or any other Person.

12.03                 Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Magellan and its Subsidiaries in connection with the making and the continuance of the Loans and Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Magellan and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letter of Credit or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Magellan or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Magellan or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04                 Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05                 Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or fax message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06                 Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders severally will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07                 The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,”, “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08                 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09                 Resignation by the Administrative Agent.  (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative

Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                                  Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

(f)                                   In the event of the resignation of the Swingline Lender as a result of the resignation of the Administrative Agent pursuant to this Section 12.09, the Borrower may by notice to the successor Administrative Agent (if any) and each Lender designate a Lender that agrees (in its sole discretion) and that is reasonably satisfactory to the successor Administrative Agent (if any) to act as the replacement Swingline Lender.  The Lender that so agrees shall execute a counterpart of this Agreement (or such other appropriate documentation as is appropriate in the reasonable determination of the successor Administrative Agent (or, if there is no successor Administrative Agent, the Required Lenders) and shall thereafter be the Swingline Lender.

Section 13.                                    Miscellaneous.

13.01                 Payment of Expenses, etc.  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents and their respective affiliates (including, without limitation, the reasonable fees and disbursements of Davis Polk & Wardwell LLP and the Agents’ other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their syndication efforts with respect to this Agreement and of the Agents and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Agents and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, the Swingline Lender, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Swingline Lender, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Swingline Lender, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Swingline Lender, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each such Person, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or (b) the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents.  To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Magellan shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other similar information transmission systems in connection with this Agreement other than for direct or actual damages resulting from the gross negligence or willful misconduct on the part of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).  To the fullest extent permitted by applicable law, no Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Documents or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).

13.02                 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Swingline Lender, each Issuing Lender and each Lender and each of their respective Affiliates, to the fullest extent permitted by applicable law, is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Magellan or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03                 Notices; Platform.  (a) Except as otherwise expressly provided herein (including in Section 13.03(c)), all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, fax or cable communication) and mailed, telegraphed, telexed, faxed, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender at its address specified in its Administrative Questionnaire or, in the case of each Issuing Lender and the Swingline Lender, at its address specified by it in writing to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender (including each Issuing Lender and the Swingline Lender), at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telexed, faxed, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or fax, except that notices and communications to the Administrative Agent, Magellan and the Borrower shall not be effective until received by the Administrative Agent, Magellan or the Borrower, as the case may be, during normal business hours.

(b)                                 Magellan and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any notices, written information, documents, instruments and other material relating to Magellan, the Borrower, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, DebtDomain or a substantially similar electronic system (the “Platform”). Magellan and the Borrower acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its affiliates in connection with the Platform.

(c)                                  Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by email or fax. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any notice may be sent to such e-mail address.

13.04                 Benefit of Agreement; Assignments; Participations.  (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder without the need for notice to, or consent of, the Borrower or the Administrative Agent, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Loans or Commitments hereunder except as provided in Sections 1.13, 1.15 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the one year anniversary of the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce or forgive the principal amount thereof or reduce or forgive any interest, fees or other amounts payable hereunder (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in a Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower or Magellan of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, (I) any Revolving Lender (or any Revolving Lender together with one or more other Revolving Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Total Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (A) its parent company and/or any affiliate of such Revolving Lender which is at least 50% owned by such Revolving Lender or its parent company or (B) to one or more other Revolving Lenders or any affiliate of any such other Revolving Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed by the same investment advisor of another fund which is a Revolving Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (I)(x) (B)) or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Revolving Lender or assigning Revolving Lenders of such Revolving Loan Commitments and related outstanding Obligations (or, if the Total Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Revolving Lender by execution of an Assignment and Assumption Agreement and (II) any Term Lender (or any Term Lender together with one or more other Term Lenders) may (x) assign all or a portion of its Term Loan Commitments or outstanding Term

Loans and related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Term Lender which is at least 50% owned by such Term Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (II)(x)(i)(B)), or (ii) in the case of any Term Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of any Term Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Term Lender or assigning Term Lenders of such Term Loan Commitments or outstanding Term Loans and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Term Lender by execution of an Assignment and Assumption Agreement, provided, in the case of each of clauses (I) and (II) above, that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Note by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and in the case of an assignment of Revolving Loan Commitments and/or Revolving Loans, the Swingline Lender and each Issuing Lender and, so long as no Specified Default or Event of Default then exists, the consent of the Borrower shall be required in connection with any such assignment pursuant to clause (I)(y) and (II)(y) above (each of which consents shall not be unreasonably withheld or delayed and in the case of the Borrower, consent shall be deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, unless waived by the Administrative Agent in its sole discretion and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and/or outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall (A) to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(c)(ii) Certificate) described in Section 4.04(c) and (B) deliver to the Administrative Agent an Administrative Questionnaire.  To the extent that an assignment of all or any portion of a Lender’s Commitment, Loans and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the

Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from any Change in Law after the date of the respective assignment).

(c)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Letters of Credit or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder as security for the obligations of such Lender, including (i) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and (ii) with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), in the case of any Lender which is a fund, to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

13.05                 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06                 Payments Pro Rata.  (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest provided further, the provisions of this Section 13.06(b) shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Outstandings or Swingline Loans to any assignee or participant other than Magellan, the Borrower or any Affiliate thereof.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07                 Calculations; Computations.  (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Magellan to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.03(iii), 9.05(xi), 9.05(xiv), 9.08, 9.09 and 9.10(i)(B) shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the audited historical financial statements of Magellan referred to in Section 7.05(a) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)                                 All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08                 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL, EXCEPT AS TO ANY OTHER CREDIT DOCUMENT AS EXPRESSLY SET FORTH THEREIN, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK.  EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)                                 MAGELLAN HEREBY IRREVOCABLY ACCEPTS THE APPOINTMENT TO RECEIVE SERVICE OF PROCESS FOR EACH SUBSIDIARY GUARANTOR (IF ANY) THAT IS A FOREIGN SUBSIDIARY OF MAGELLAN AS PROVIDED IN SECTION 16(a) OF THE GUARANTY.

13.09                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10                 Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which (i) Magellan, the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 5 are met to the satisfaction of the Agents and the Required Lenders.  Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred.  The Administrative Agent will give Magellan, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11                 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12                 Amendment or Waiver; etc.

(a)                                 Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby (other than a Defaulting Lender), (i) (x) extend the final scheduled maturity of any Loan or Note or the due date of any amortization payment in respect of the Term Loans, (y) extend the stated expiration date of any Letter of Credit beyond the one year anniversary of the Maturity Date (it being understood that the provisions of Section 4.02A(d) shall remain in effect with respect to any Letter of Credit having an expiry date later than the Maturity Date (or which, pursuant to its terms, may be extended to a date later than the Maturity Date)), or (z) with respect to clauses (x) and (y), reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce or forgive the principal amount thereof or reduce or forgive any interest, fees or other amounts payable hereunder (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the aggregate value of the Guaranty of all of the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided on the Effective Date) or Section 4.02(A)(d), (iv) reduce the percentage specified in the definition of Required Lenders or Required Revolving Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as on the Effective Date), (v) consent to the assignment or transfer by the Borrower or Magellan of any of its rights and obligations under this Agreement or (vi) amend Section 13.06 in a manner that would alter the pro rata sharing of amounts required thereby; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in any Commitments pursuant to Section 3.03(b)(ii) shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement as same relates to the rights or obligations of the Administrative Agent or (5) adversely affect the rights of Lenders holding Commitments or Loans of one Class in a manner disproportionate to the effect on the rights of Lenders holding Commitments or Loans of another Class without the consent of the Lenders of such disproportionately adversely affected Class that would constitute Required Lenders if such Class were the only Class of Loans or Commitments outstanding; provided further, that no waiver of any condition set forth in Section 6 with respect to any Credit Event shall become effective without the consent of (i) the Required Revolving Lenders (in the case of a Revolving Loan or Letter of Credit) or (ii) the Required Term Lenders (in the case of a Term Loan), in each case in addition to the other consents required pursuant to this Section 13.12(a).

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) if such Lender is a non-consenting Revolving Lender, terminate such non-consenting Lender’s Revolving Loan Commitment and repay all outstanding Revolving Loans of such Lender and cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings, in each case as applicable, in accordance with Sections 3.02(a)(ii) and/or 4.01(b), provided that, unless the Revolving Loan Commitments which are terminated and Revolving Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Revolving Lenders or the increase of the Revolving Loan Commitments of existing Revolving Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).  Upon the effectiveness of any such replacement or termination, such replaced or terminated Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Lender.

(c)                                  Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrower, the Administrative Agent and each Additional Lender (and each other Revolving Lender and/or Term Lender providing an Increased Commitment) may, in accordance with the provisions of Section 1.14 enter into an Incremental Commitment Agreement and effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 1.14, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender or other Lender of such Incremental Commitment Agreement, such Incremental Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

13.13                 Survival.  All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14                 Domicile of Loans.  Each Lender may transfer and carry its Loans and/or participations in outstanding Letters of Credit at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans and/or participations in outstanding Letters of Credit pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the

Borrower shall be obligated to pay any other increased costs of the type described above resulting from any Change in Law after the date of the respective transfer).

13.15                 Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Revolving Lenders, the Loans made by each of the Lenders, the amount of any principal or interest due and payable with respect to such Loans and each repayment in respect of the principal amount, and related interest amounts of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Revolving Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor.  With respect to any Term Lender, the transfer of the Term Loans of such Lender and the rights to the principal of, and interest on, any Term Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of the Revolving Loan Commitment and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  Each of Magellan and the Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  In addition, the Borrower shall have the right, upon its written request to the Administrative Agent, to review a copy of the Register at any reasonable time.

13.16                 Confidentiality.  (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Magellan (other than to its employees, auditors, advisors, Affiliates or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to Magellan or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated as confidential by the Borrower, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender or becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a source other than the Borrower that does not owe the Borrower a fiduciary duty, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to any other party hereto, (vi) to any actual or prospective direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by an agreement containing provisions substantially the same as those of this Section 13.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes, Loans or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by an agreement containing provisions substantially the same as those of this Section 13.16 and (viii) in connection with the exercise of remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder.

(b)                                 Magellan hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Magellan or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Magellan and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17                 No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each of Magellan and the Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates on the other.  Each of Magellan and the Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each of Magellan and the Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

13.18                 Patriot Act.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:	MAGELLAN RX MANAGEMENT, INC., as Borrower
55 Nod Road
Avon, Connecticut 06001
Attention: Chairman and Chief Executive Officer	By:	/s/ Linton Newlin
Tel. No.: (860) 507-1900		Name: Linton C. Newlin
Fax No.: (860) 507-1990 With a copy to: 55 Nod Road Avon, Connecticut 06001 Attention: General Counsel Tel. No.: (860) 507-1906 Fax No.: (860) 507-1990		Title: Vice President

Address:	MAGELLAN HEALTH, INC.

55 Nod Road
Avon, Connecticut 06001	By:	/s/ Jonathan Rubin
Attention: Chairman and Chief Executive Officer		Name: Jonathan Rubin
Tel. No.: (860) 507-1900 Fax No.: (860) 507-1990 With a copy to: 55 Nod Road Avon, Connecticut 06001 Attention: General Counsel Tel. No.: (860) 507-1906 Fax No.: (860) 507-1990		Title: Chief Financial Officer

CITIBANK, N.A., as Administrative Agent, Lender, Swingline Lender and Issuing Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender and Lender

By:	/s/ Matthew Olson
Name: Matthew Olson
Title: Vice President

THE BANK OF TOKYO MITSUBISHI UFJ, LTD., as Lender

By:	/s/ B. McNany
Name: B. McNany
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Joseph M. Schnorr
Name: Joseph M. Schnorr
Title: Senior Vice President

SUNTRUST BANK, as Lender

By:	/s/ Mary E. Coke
Name: Mary E. Coke
Title: Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Vera B. McEvoy
Name: Vera B. McEvoy
Title: Relationship Manager

[Signature Page to Credit Agreement]

COMPASS BANK, as Lender

By:	/s/ Cameron Gateman
Name: Cameron D. Gateman
Title: SVP

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Dawn LeeLum
Name: Dawn LeeLum
Title: Executive Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Samuel Miller
Name: Samuel Miller
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as Lender

By:	/s/ Tim Wiegard
Name: Tim Wiegard
Title: Vice President

[Signature Page to Credit Agreement]